SCHEDULE 14A

(RULE 14A 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Transcept Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, June 2, 2010, at 9:00 a.m., local time, at our office located at 501 Canal Street, Suite E, Point Richmond, California 94804, for the following purposes:

1.	To elect Christopher B. Ehrlich, Kathleen D. LaPorte, Camille D. Samuels and Frederick J. Ruegsegger as Class I Directors to serve for three-year terms and until their successors are duly elected and qualified (Proposal One);

2.	To approve the Amended and Restated 2006 Incentive Award Plan (the “Incentive Plan”), including an extension of the term of the Incentive Plan from 2016 to 2020, an increase in the number of shares reserved under the Incentive Plan by 750,000, a change in the terms of the annual automatic share replenishment provision, a change in the maximum number of shares that may be issued pursuant to incentive stock options, and to approve the material terms of the Incentive Plan to enable incentive compensation under the Incentive Plan to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m) (Proposal Two);

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010 (Proposal Three); and

4.	To transact such other business as may properly be brought before the meeting and any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 21, 2010 are entitled to notice of and to vote at the meeting.

Sincerely,

Joseph T. Kennedy
Secretary

Point Richmond, California

April 26, 2010

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT MAY 3, 2010. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	ATTEND THE COMPANY’S 2010 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD JUNE 2, 2010:

The Company’s Proxy Statement, form of proxy card, and Annual Report on Form 10-K are available at: www.transcept.com under the heading “Investors” and the subheading “Proxy Materials”.

TRANSCEPT PHARMACEUTICALS, INC.

1003 W. Cutting Blvd., Suite 110

Point Richmond, California 94804

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 2, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Your proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of Transcept Pharmaceuticals, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 501 Canal Street, Suite E, Point Richmond, California 94804, on Wednesday, June 2, 2010, at 9:00 a.m., local time, and at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of this page and its main telephone number is (510) 215-3500.

On January 30, 2009, Novacea, Inc., sometimes referred to in this Proxy Statement as Novacea, completed a reverse merger with Transcept Pharmaceuticals, Inc., a privately held company that is referred to in this Proxy Statement as TPI. As part of the merger the resulting combined company changed its name to Transcept Pharmaceuticals, Inc. and continued the business of TPI as the principal business of the combined entity. In this Proxy Statement, references to “Novacea” mean Novacea, Inc. prior to the merger and references to “Transcept,” the “Company,” “we,” “our” and “us” mean Transcept Pharmaceuticals, Inc., the publicly-traded combined company resulting from the merger and, as successor to the business of TPI, includes activities taking place with respect to the business of TPI prior to the merger of TPI and Novacea, as applicable.

The Company’s Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2009, is being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report on Form 10-K will first be mailed on or about May 3, 2010 to all stockholders entitled to vote at the meeting.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF A STOCKHOLDER MADE IN WRITING TO TRANSCEPT PHARMACEUTICALS, INC., 1003 W. CUTTING BLVD., SUITE 110, POINT RICHMOND, CALIFORNIA 94804, ATTN: INVESTOR RELATIONS.

Record Date and Share Ownership

Stockholders of record at the close of business on April 21, 2010 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any postponement or adjournment thereof. The Company has one series of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”), and one series of undesignated preferred stock, $0.001 par value per share (the “Preferred Stock”). As of the Record Date, 100,000,000 shares of Common Stock were authorized and 13,413,391 shares were issued and outstanding. As of the Record Date, 5,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either:

•	Delivering to the Company at its principal offices (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

•	Attending the meeting and voting in person.

Solicitation of Proxies

The Company is making this solicitation and will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting; Quorum; Abstentions; Broker Non-Votes

On all matters, each share has one vote. Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from American Stock Transfer & Trust Company, LLC, the Company’s Transfer Agent and Registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances (such as for the election of directors, which are elected by a plurality vote as described in “Vote Required” under Proposal One—Election of Class I Directors), the affirmative vote of a majority of shares entitled to vote and present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law and our bylaws provide that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD, AGAINST or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will be treated as Votes Cast against approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the nominees for director set forth herein;

•	for the approval of the 2006 Incentive Award Plan amendments; and

•	for the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to the Company.

The persons named in the enclosed Proxy form may vote in their own discretion upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. Broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company no later than January 3, 2011.

How to Obtain Directions to Location of Annual Meeting of Stockholders

Our Annual Meeting of Stockholders is being held at the time and place set forth above under the heading “General”. If you would like to attend the Annual Meeting to vote your shares in person, you can obtain directions to the Annual Meeting on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials”.

Internet Availability of Proxy Materials

This Proxy Statement, the form of proxy card and our Annual Report on Form 10-K are available on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials”.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

Nominees

The Company’s Board of Directors currently has ten authorized directors and currently consists of ten members. The Company has a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•

Class I consists of Christopher B. Ehrlich, Kathleen D. LaPorte, Camille D. Samuels and Frederick J. Ruegsegger, each of whom will serve until the 2010 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified;

•

Class II consists of Jake R. Nunn, Daniel K. Turner III and John P. Walker, each of whom will serve until the 2011 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified; and

•

Class III consists of Thomas D. Kiley, Glenn A. Oclassen and G. Kirk Raab, each of whom will serve until the 2012 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified.

Christopher B. Ehrlich, Kathleen D. LaPorte, Camille D. Samuels and Frederick J. Ruegsegger, the current Class I directors, will stand for re-election at the 2010 Annual Meeting of Stockholders.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below, who are currently directors of the Company. Each of the nominees has consented to be named as a nominee in this Proxy Statement and to continue to serve as a director of the Company, if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below, if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for Class I directors are as follows:

•	Christopher B. Ehrlich;

•	Kathleen D. LaPorte;

•	Camille D. Samuels; and

•	Frederick J. Ruegsegger.

Biographical information for Messrs. Ehrlich and Ruegsegger, Ms. LaPorte and Ms. Samuels can be found below in the “Directors and Executive Officers” section.

The Company is not aware of any reason that the nominees will be unable or will decline to serve as directors. The term of office of the persons elected as a Class I director will continue until the Company’s Annual Meeting of Stockholders held in 2013 and until a successor has been elected and qualified. A director’s service on the Board may end earlier than the three-year term in the event of the director’s death, resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

The directors will be elected by a plurality vote of the shares of the Company’s Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected as directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Voting; Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

We are asking our stockholders to approve amending our 2006 Incentive Award Plan (the “Incentive Plan”) to accomplish the following:

(i)	extend the term of the Incentive Plan from 2016 to 2020;

(ii)	increase the number of authorized shares under the Incentive Plan by 750,000 shares;

(iii)	change the terms of the existing “evergreen” provision to provide for an annual automatic share increase equal to the lesser of (A) five percent (5%) of our outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (B) 1,500,000 shares;

(iv)	change the maximum aggregate number of shares that may be issued under the Incentive Plan to 25,000,000 incentive stock options; and

(v)	enable incentive compensation under such plan to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

Our Board of Directors has approved the amendment and restatement of the Incentive Plan, subject to stockholder approval at the Annual Meeting. Stockholder approval of the Incentive Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock that are present in person or by proxy and entitled to vote on the proposal at the meeting. If stockholders approve amending and restating the Incentive Plan, the amended and restated Incentive Plan will replace the current version of the Incentive Plan. Otherwise, the current version of the Incentive Plan will remain in effect. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Incentive Plan. The remainder of this discussion, when referring to the Incentive Plan, refers to the amended and restated Incentive Plan unless otherwise specified or the context otherwise references the Incentive Plan prior to amendment and restatement.

The Incentive Plan was initially adopted by the Novacea board of directors in March 2006 and approved by Novacea stockholders in April 2006, and on February 14, 2007, the Novacea board of directors approved an Amended and Restated Incentive Plan. On April 7, 2010, the Company’s Board of Directors approved the Amended and Restated Incentive Plan, subject to stockholder approval. If stockholders approve the proposed amendments, the amendments would be effective on the date of the Annual Meeting.

Increasing the Incentive Plan’s Automatic Annual Share Replenishment

As currently in effect, the total number of shares of our Common Stock authorized and reserved for issuance under the Incentive Plan will continue to increase on the first day of the Company’s fiscal year by the lesser of (i) four and one-half percent (4.5%) of our then outstanding shares of Common Stock on a fully diluted basis and (ii) 400,000 shares. In addition, the current maximum aggregate number of shares that may be issued pursuant to all awards under the Incentive Plan is 5,000,000 shares. If this proposal is approved by our stockholders, the automatic annual replenishment will be changed to the lesser of (A) five percent (5%) of our outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (B) 1,500,000 shares. In addition, if this proposal is approved by our stockholders, the maximum aggregate number of shares that may be issued under the Incentive Plan will be changed to 25,000,000 incentive stock options.

Internal Revenue Code Section 162(m) Performance-Based Compensation

The amended and restated Incentive Plan provides us with the potential benefits to take tax deductions associated with certain executive compensation, of which stock option gains and value attributable to other types of equity awards are a significant component.

Awards granted under the Incentive Plan may be designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to Section 162(m), the Company generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our three other most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, the Company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For awards granted under the Incentive Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of the Incentive Plan at the Annual Meeting.

A favorable vote for this proposal will allow us to continue to deduct executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. An unfavorable vote for this proposal would disallow future tax deductions for certain executive compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) pursuant to the Incentive Plan.

The Board of Directors believes that the approval of the Incentive Plan is essential to our continued success. The Board of Directors believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing employee contributions to the success of the Company. The Board of Directors believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to recruiting and retaining the highly qualified executive and other key personnel who help the Company meet its goals, as well as rewarding and encouraging current employees. The Board of Directors believes that the ability to continue to grant equity awards will be important to the future success of the Company.

Description of the Incentive Plan

The following paragraphs provide a summary of the principal features of the amended and restated Incentive Plan and its operation. The amended and restated Incentive Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Incentive Plan.

Purpose. The Incentive Plan is intended to make available incentives that will assist us to attract, retain and motivate employees whose contributions are essential to our success. We may provide these incentives through the grant of stock options, restricted stock awards, stock appreciation rights, restricted stock units, performance shares, performance stock units, performance bonus awards, dividend equivalents, stock payment awards, and deferred stock awards (individually, an “Award”). The amended and restated Incentive Plan is also intended to permit us to grant Awards that qualify as performance-based compensation under Section 162(m).

Shares Subject to Incentive Plan. A total of 500,000 shares of our Common Stock were initially authorized and reserved for issuance under the Incentive Plan. This authorized amount was thereafter increased pursuant to the automatic annual share replenishment provisions of the Incentive Plan as well as by shares subject to stock options or similar awards granted under the Novacea, Inc. 2001 Stock Option Plan that were returned and rolled into the Incentive Plan pursuant to the terms of the Incentive Plan. If this proposal is approved by our stockholders, the total number of shares of our Common Stock authorized and reserved for issuance under the Incentive Plan will continue to increase each year during the remaining term of the Incentive Plan on the first day of the Company’s fiscal year by the lesser of (A) five percent (5%) of our outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year and (B) 1,500,000 shares. In addition, if this proposal is approved by our stockholders, an additional 750,000 shares will be available for issuance under the Incentive Plan. As of March 31, 2010, a total of 2,357,131 shares of our Common Stock were subject to Awards currently outstanding under the Incentive Plan and 91,542 shares of our Common Stock were available for issuance. If this proposal is approved by our stockholders, a total of 841,542 shares of our Common Stock will be available for issuance commencing on the date of such approval.

While any additional future increase of the number of shares authorized and reserved for issuance under the Incentive Plan (except for the automatic increase described above) requires stockholder approval, the Board of Directors may elect to reduce, without obtaining stockholder approval, the number of additional shares authorized in any year.

Appropriate and equitable adjustments will be made in the number of authorized shares and in the number and price of shares subject to outstanding Awards in the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or the share price other than certain nonreciprocal equity restructurings. Shares subject to Awards that terminate, expire or lapse will again become available for issuance under the Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award will again be available for the issuance under the Incentive Plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against shares available for issuance under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Awards will not be counted against the shares available for issuance under the Incentive Plan.

Administration. The Board of Directors, or its compensation committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board of Directors, referred to as the “Committee,” will administer the Incentive Plan. The Committee will consist solely of two or more members of the Board of Directors each of whom is an “outside director,” within the meaning of Section 162(m), a non-employee director and an “independent director” under the NASDAQ rules. Subject to the provisions of the Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which Awards are granted, the types and sizes of such Awards, and all of their terms and conditions. The Committee has the authority to interpret the terms of, and any matter arising pursuant to, the Incentive Plan or any Award agreement.

Eligibility. Awards may be granted under the Incentive Plan to our employees and consultants who provide services to us or our subsidiaries as well as directors of the Company. While we grant incentive stock options only to employees, we may grant all other Awards to any eligible participant. The actual number of individuals who will receive an Award under the Incentive Plan cannot be determined in advance because the Committee has the discretion to select the participants. During any calendar year, the maximum number of shares with respect to one or more Awards that may be granted to any one participant (measured from the date of any grant) is 2,000,000 shares. As of March 31, 2010, approximately 189 persons, including our employees, directors and consultants, would be eligible to participate in the Incentive Plan.

Stock Options. The Committee may grant non-qualified stock options, “incentive stock options,” within the meaning of Section 422 of the Code, or any combination of these. The number of shares of our Common Stock covered by each option will be determined by the Committee.

The exercise price of each option may not be less than the fair market value of a share of our Common Stock on the date of grant. Any incentive stock option granted to a person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation must have an exercise price equal to at least one hundred and ten percent (110%) of the fair market value of a share of our Common Stock on the date of grant and a term not exceeding five years. In addition, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000. The term of all options other than any incentive stock option granted to a person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation may not exceed ten years.

Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. Unless a longer period is provided by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, except that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for one year, but in any event not beyond the expiration of its term.

The Committee determines the methods by which the exercise price of an option may be paid and the form of payment, including, by cash, shares of our Common Stock already held by the participant for a period of time as may be required by the Committee in order to avoid adverse accounting consequences, or other property acceptable to the Committee (including through a market sell order with a broker with respect to shares otherwise issuable upon exercise of the option). At the time of exercise, a participant must pay any taxes that the Company is required to withhold.

Restricted Stock Awards. Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Committee in its sole discretion. For example, Awards of restricted stock may vest subject to the attainment of performance goals similar to those described below or satisfaction of certain service-based or other vesting conditions as the Committee specifies. Unless otherwise determined by the Committee, a participant will forfeit any unvested shares upon termination of employment or service with us for any reason, including death or disability. Participants holding restricted stock will be subject to restrictions on transferability and other restrictions as the Committee may impose, including limitations on the right to vote the restricted stock or the right to receive any dividends paid on the restricted stock.

Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our Common Stock between the date of grant of the Award and the date of its exercise. We may pay the appreciation either in cash, in shares of our Common Stock or a combination of both. Each stock appreciation right granted under the Incentive Plan will generally be subject to the same provisions that apply to non-qualified options, as described above.

Restricted Stock Units. The Committee may grant restricted stock units under the Incentive Plan subject to the terms and conditions as determined by the Committee. At the time of grant, the Committee will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee will specify the maturity date applicable to each grant of restricted stock units, which will be no earlier than the vesting date or dates of the Award and may be determined at the election of the participant. On the maturity date, the Company will, subject to the terms of the Incentive Plan, transfer to the participant one unrestricted, fully transferable share of our Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. To the extent earned, restricted stock units may be settled in cash, shares of our Common Stock or any combination of both, as determined by the Committee.

Performance Shares, Performance Stock Units and Performance Bonus Awards. The Committee may grant Awards of performance shares, performance units and performance bonuses under the Incentive Plan, which are Awards that will result in a payment to a participant only if specified performance goals are achieved on a specified date or dates or over a specified performance period. In making such determinations for performance shares and units, the Committee will consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular participant. Awards of performance shares are denominated in shares of our Common Stock, while Awards of performance units are denominated in unit equivalent of shares of our Common Stock and/or units of value including dollar value of shares or our Common Stock. Awards of performance bonuses are denominated in the form of a cash bonus payable upon the attainment of the specified performance goals. In granting an Award of performance shares, performance units or performance bonuses, the Committee may establish the applicable performance goals based on one or more measures of business performance enumerated in the Incentive Plan and described in the performance goal section below. To the extent earned, Awards of performance shares and units may be settled in cash, shares of our Common Stock or any combination of both, as determined by the Committee. Awards of performance bonuses are settled in cash.

Dividend Equivalents. The Committee will be able to grant dividend equivalents based on the dividends declared on the shares of our Common Stock subject to any Award to be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. The dividend equivalents will be converted to cash or additional shares of our Common Stock by a formula and at such time and subject to such limitations as may be determined by the Committee.

Stock Payment Awards. The Incentive Plan also authorizes the Committee to grant stock payment Awards, which may be a payment in the form of shares of our Common Stock or an option or other right to purchase shares of our Common Stock. Unless otherwise determined by the Committee, stock payment Awards will be made in lieu of base salary, bonus, or other cash compensation otherwise payable to the participant. The number of shares will be determined by the Committee and may be based upon the achievement of specified performance goals, similar to those described below.

Deferred Stock. The Incentive Plan also authorizes the Committee to grant Awards of deferred stock. The number of shares of deferred stock will be determined by the Committee and may be linked to the achievement of specified performance goals, similar to those described below, on a specified date or dates or over a specified performance period, as determined by the Committee. Shares underlying an Award of deferred stock will not be issued until the Award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a participant awarded deferred stock will have no rights as a stockholder with respect to such deferred stock until the deferred stock has vested and the shares underlying the deferred stock have been issued.

Performance Goals. The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award, including but not limited to performance shares, performance units and performance bonuses. If the Committee desires that an Award qualify as performance-based compensation under Section 162(m) (discussed below), then, at the Committee’s discretion, one or more of the following performance goals may apply: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The performance goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual participant. The Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of performance goals for such performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Any financial performance goals may be determined in accordance with United States generally accepted accounting principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted when established (or modified pursuant to the preceding sentence) to exclude any items otherwise includable under GAAP or under IASB Principles.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award (other than options and stock appreciation rights) granted to one or more “covered employees” within the meaning of Section 162(m), no later than ninety days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (i) designate one or more covered employees, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such Awards, as applicable, to be earned by each covered employee for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amount earned by a covered employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an Award for a performance period only if the performance goals for such period are achieved.

Change in Control. In the event of a change in control, as defined in the Incentive Plan, unless otherwise provided, outstanding Awards will vest immediately prior to the change in control with respect to fifty percent (50%) of then unvested shares subject to the Award, and the Award will thereafter vest and become exercisable and forfeiture restrictions on such Awards will lapse with respect to the remaining unvested shares in equal monthly installments during the remaining original vesting term of the Award; provided, however, that if the change in control occurs and Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control such Awards will become fully vested and immediately exercisable and all forfeiture restrictions on such Awards will immediately lapse. In addition, unless otherwise provided, if the participant is involuntary terminated by the Company (or any successor) for any reason other than for cause, death or disability or due to a constructive termination during the period commencing on the first day of the calendar month immediately preceding the calendar month in which the change in control occurs and ending on the last day of the thirteenth calendar month following the calendar month in which the change in control occurs, then participant’s outstanding Awards will fully vest and become immediately exercisable and all forfeiture restrictions on such Awards will immediately lapse as of the date of such termination.

Upon, or in anticipation of, a change in control, the Committee may cause any and all Awards to terminate at a specific time in the future, including but not limited to the date of such change in control, and will give each participant the right to exercise one hundred percent (100%) of such Awards or otherwise accelerate the vesting of the Awards one hundred percent (100%) (including all otherwise unvested Awards) during a period of time as the Committee, in its discretion, will determine, but in no event later than the termination date of such Awards.

Golden Parachute Excise Tax. If any payments under the Incentive Plan to or for the benefit of a participant would give rise to the golden parachute excise tax under Section 280G of the Code, such payments will be either paid in full or reduced so that the excise tax is not triggered, whichever result is superior for the participant on an after-tax basis.

Transferability. Except as otherwise provided by the Committee, no Award may be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution. The Committee may permit an Award (other than an incentive stock option) to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish.

Amendment and Termination. The Committee may terminate, amend, or modify the Incentive Plan at any time, provided that stockholder approval will be required for any amendment to the Incentive Plan to increase the number of shares authorized, to grant options or stock appreciation rights with an exercise price below the fair market value on the date of grant, to extend the exercise period for an option or a stock appreciation right beyond ten years from the date of grant, or to effect any other change that would require stockholder approval under any applicable law or stock exchange rule. Termination, amendment, or modification of the Incentive Plan may not adversely affect in any material way any outstanding Award without the prior written consent of the participant, unless such termination, amendment, or modification is necessary to comply with or be exempt from Section 409A of the Code. If this proposal is approved by our stockholders, the Incentive Plan will expire in 2020, the tenth anniversary of the Annual Meeting, unless the Board of Directors terminates it earlier.

Certain United States Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of our Common Stock on the date of exercise is greater than the per share exercise price.

Non-Qualified Stock Options. No taxable income is reportable when a non-qualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-qualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Stock Units, Performance Bonuses and Deferred Stock Awards. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares, or performance stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the Award or the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to a substantial risk of forfeiture. However, the recipient of an Award of restricted stock may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares on the date the Award is granted).

Dividend Equivalents. A participant will recognize taxable income upon the payout of a dividend equivalent.

Section 409A. Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan with a deferral feature, will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT, EXERCISE AND/OR VESTING OF AWARDS UNDER THE EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Awards to be Granted to Certain Individuals and Groups

The number of Awards (if any) that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive Awards under the Incentive Plan. To date, only stock options and restricted stock have been granted under the Incentive Plan. The following table sets forth (a) the aggregate number of shares of Common Stock subject to options granted under the Incentive Plan during the last fiscal year, and (b) the average per share exercise price of such options. No restricted stock was issued during the last fiscal year.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
All executive officers, as a group	334,000	$3.88
All directors who are not executive officers, as a group	82,000	$4.45
All employees who are not executive officers, as a group	137,016	$4.07

Summary

The Board of Directors believes that the approval of the amended and restated Incentive Plan is essential to our continued success. Awards such as those provided under the amended and restated Incentive Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The Board of Directors believes that the amended and restated Incentive Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company and serve on our Board of Directors.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amended and restated 2006 Incentive Award Plan and also to receive a federal income tax deduction for certain compensation paid under the such plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND AND RESTATE THE 2006 INCENTIVE AWARD PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2010. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this appointment by the stockholders. Notwithstanding the appointment or ratification, the Audit Committee, in their discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interest of the Company.

A representative of Ernst & Young LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so, and is also expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

Fees and Services

Ernst & Young LLP served as the independent registered public accounting firm for Novacea and TPI for the years ended December 31, 2009 and 2008, prior to the January 30, 2009 merger of the companies, and for the Company after the merger. Information provided below includes fees for professional services to TPI and the Company for the years ended December 31, 2009 and 2008 and Novacea for the year ended December 31, 2009.

	Years Ended December 31,
	2009	2008
Audit Fees	$349,111	$737,466
Audit-Related Fees	4,940	132,153
Tax Fees	16,700	10,300
All Other Fees	—	—

Total Fees	$370,751	$879,919

Audit Fees:

2009 audit fees include fees for professional services for the audit of the financial statements included in the Company’s 2009 Annual Report on Form 10-K, review of financial statements included in the 2009 Quarterly Reports on Form 10-Q, fees for review of registration statements, including fees for professional services rendered in connection with the Transcept registration statements on Form S-8, issuance of consents and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements except those not required by statute or regulation to be included in an audit.

2008 audit fees include fees for professional services of $187,728 for the audit of the TPI financial statements included in the Current Report on Form 8K/A filed on March 31, 2009, and for the review of quarterly financial statements. 2008 audit fees also included fees of $549,738 for professional services rendered in connection with the registration statement on Form S-4 in which the TPI financial statements were included in connection with the merger between Novacea and TPI.

Audit-Related Fees:

2009 audit-related fees consist of accounting consultations performed on behalf of the Company. 2008 audit-related fees consist of due diligence performed on behalf of TPI in connection with the merger between Novacea and TPI.

Tax Fees:

2009 fees for tax services consists of fees for Novacea tax compliance, tax advice and tax planning. 2008 fees consist of fees for tax compliance, tax advice and tax planning for TPI.

All Other Fees:

Neither Novacea nor the Company paid any other fees to Ernst & Young LLP during the years ended December 31, 2009 and 2008.

Pre-Approval of Audit and Non-Audit Services

All auditing services and non-audit services provided to the Company by its independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by Ernst & Young LLP includes making a determination that the provision of the services is compatible with maintaining the independence of Ernst & Young LLP as an independent registered public accounting firm. All non-audit services provided by Ernst & Young LLP in the table above have been pre-approved in accordance with SEC rules for maintaining auditor independence. None of the fees outlined above were approved using the “de minimis exception” under SEC rules.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the ages and present positions for each director and executive officer of the Company as of the Record Date.

Name	Age	Position
Glenn A. Oclassen	67	President, Chief Executive Officer, Class III Director
Thomas P. Soloway	43	Senior Vice President, Operations and Chief Financial Officer
Nikhilesh N. Singh, Ph.D	51	Senior Vice President, Chief Scientific Officer
Terrence O. Moore	55	Vice President, Marketing & Sales
Joseph T. Kennedy	42	Vice President, General Counsel, Compliance Officer and Secretary
Marilyn E. Wortzman	63	Vice President, Finance
Christopher B. Ehrlich (1)(2)	40	Class I Director
Thomas D. Kiley (3)	66	Class III Director
Kathleen D. LaPorte (1)	48	Class I Director
Jake R. Nunn (3)	39	Class II Director
G. Kirk Raab	74	Chairman of the Board of Directors, Class III Director
Frederick J. Ruegsegger (1)	54	Class I Director
Camille D. Samuels (2)	38	Class I Director
Daniel K. Turner III (2)(3)	48	Class II Director
John P. Walker	61	Class II Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

There is no family relationship among any of the directors or executive officers of the Company. The biographical information with respect to executive officers, director nominees and directors set forth below has been furnished by the respective individuals.

Glenn A. Oclassen. Mr. Oclassen has served as our President and Chief Executive Officer, and as a director, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Oclassen had served as the President and Chief Executive Officer of TPI and as a member of the TPI board of directors since July 2003. Prior to co-founding TPI, from 1997 to 1999, he was the President and Chief Executive Officer of NextDerm Inc., a dermatology company founded by Mr. Oclassen that was acquired in 1999 by Procyte Corp. From 1986 to 1992, Mr. Oclassen was the Founder, President and Chief Executive Officer of Oclassen Pharmaceuticals, Inc., a dermatologic drug development and marketing company. He served as Chairman from 1992 to February 1997, at which time the company was acquired by Watson Pharmaceuticals, Inc. Mr. Oclassen holds a B.S. in zoology from San Diego State University. We believe Mr. Oclassen’s qualifications to sit on our Board of Directors include his pharmaceutical industry experience in multiple capacities from sales and marketing to chief executive positions, including six years as our President and Chief Executive Officer (inclusive of his service with TPI).

Thomas P. Soloway. Mr. Soloway has served as our Senior Vice President, Operations and Chief Financial Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Soloway had served as Chief Financial Officer of TPI since July 2003, and as the Senior Vice President, Operations and Chief Financial Officer of TPI since November 2005. Prior to joining TPI, from 1993 to 2002, Mr. Soloway worked with Montreux Equity Partners, a venture capital firm, in the development, structuring and financing of early stage biotechnology companies. Mr. Soloway holds a B.S. in Entrepreneurial Studies from the University of Southern California and an M.B.A. from Georgetown University.

Nikhilesh N. Singh, Ph.D. Dr. Singh has served as our Senior Vice President, Chief Scientific Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger,

Dr. Singh had served as Senior Vice President, Chief Scientific Officer of TPI since January 2007, and previously served as Vice President and Chief Scientific Officer of TPI from July 2003 to December 2006 and as a member of the TPI board of directors from July 2003 to November 2005. Prior to co-founding TPI, Dr. Singh served in various roles relating to the development, commercialization and marketing of pharmaceutical products at Procter & Gamble Co., a manufacturer of consumer goods and pharmaceuticals, from August 1987 until June 1995, G. D. Searle & Co., a life sciences company that is currently part of Pfizer Inc., from July 1995 until December 1998, and Watson Pharmaceuticals Inc., a pharmaceuticals manufacturer, from January 1999 until October 2001. Dr. Singh holds a B.S. and M.S. in Pharmacy from the University of Bombay, India, and a Ph.D. in Pharmaceutical Sciences from the University of Alberta, Canada.

Terrence O. Moore. Mr. Moore has served as our Vice President, Marketing and Sales since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Moore had served as Vice President, Marketing and Sales of TPI since June 2008. Prior to joining TPI, from October 2005 to June 2008, Mr. Moore was Vice President of the neuroscience therapeutic area of Organon Biosciences, a biotechnology company acquired by Schering-Plough in 2007. From June 2003 to October 2005, Mr. Moore was Vice President, U.S. Marketing, Effexor XR® as well as Vice President, Global Strategy, Depression Portfolio for Wyeth, a pharmaceuticals and health care products company. Mr. Moore holds a B.S. in Pharmacy from the University of Florida and a B.A. in Chemistry from the University of South Florida.

Joseph T. Kennedy. Mr. Kennedy has served as our Vice President, General Counsel and Secretary since March 2009. Prior to joining us, from January 2006 to March 2009, Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private legal practice. From December 2003 to December 2005, Mr. Kennedy served at Eyetech Pharmaceuticals, Inc., a biopharmaceutical company acquired by OSI Pharmaceuticals, Inc. in December 2005, most recently as its Vice President and Acting Chief Legal Officer. From November 2000 to December 2003, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc., a diversified life science company. Mr. Kennedy practiced law with Orrick Herrington & Sutcliffe LLP from December 1995 to November 2000 and with Kelley Drye & Warren LLP from September 1994 to December 1995. Mr. Kennedy is also a Business Advisory Board member of Fountain Healthcare Partners, an international life science venture capital fund. Mr. Kennedy holds a B.S. in Economics from Fairfield University and a J.D. from New York Law School.

Marilyn E. Wortzman. Ms. Wortzman has served as our Vice President, Finance since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Ms. Wortzman had served as Vice President, Finance of TPI since March 2007. From June 2006 to March 2007, she served as a consultant to TPI. Prior to joining TPI, from April 1997 to April 2006, Ms. Wortzman served in various financial management positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical company, most recently as the Vice President, Finance and Administration. Ms. Wortzman holds a B.A. in Political Science from Syracuse University. Ms. Wortzman is also a Certified Public Accountant (inactive).

Christopher B. Ehrlich. Mr. Ehrlich has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ehrlich was a member of the TPI board of directors since October 2005. He is currently a partner at InterWest Partners, LLC, a venture capital firm, which he joined in August 2000. Prior to joining InterWest, from 1998 to 2000, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue Pharma, a pharmaceutical company. Mr. Ehrlich is also a director of BioMimetic Therapeutics, Inc., a publicly-held biotechnology company. Mr. Ehrlich holds a B.A. in government from Dartmouth College and an M.B.A. from the J.L. Kellogg Graduate School of Management. We believe Mr. Ehrlich’s qualifications to sit on our Board of Directors include his experience in life science industry licensing and business development transactions, as a managing director of a life science industry venture capital firm, and as a member of other boards of directors in the life science industry. Mr. Ehrlich has also gained an understanding of the Company during his four years of experience in service on our Board of Directors (inclusive of his service on the TPI Board of Directors).

Thomas D. Kiley, Esq. Mr. Kiley has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Kiley was a member of the TPI board of directors since January 2004. Since 1988 he has been an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. Mr. Kiley is also a director of Geron Corporation, a publicly-held biopharmaceutical company. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University. We believe Mr. Kiley’s qualifications to sit on our Board of Directors include his specialized knowledge of intellectual property matters for life science companies, his experience variously as a board member and general counsel for other public companies and his understanding of the Company and its intellectual property strategy gained during six years of service to the Company (inclusive of his service on behalf of TPI and on the TPI Board of Directors).

Kathleen D. LaPorte. Ms. LaPorte has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Ms. LaPorte was a member of the TPI board of directors since October 2005, other than the period of September 3, 2008 to October 2, 2008, when she was not serving on the TPI board. She is currently a managing director of New Leaf Venture Partners, a venture capital firm, which she co-founded in July 2005. Prior to that, from 1993 to July 2005, Ms. LaPorte was a general partner with Credit Suisse Securities LLC and the Sprout Group. Ms. LaPorte is also a director of Affymax, Inc., a publicly-held biopharmaceutical company, and ISTA Pharmaceuticals, a publicly-held ophthalmic pharmaceutical company. Ms. LaPorte holds a B.S. from Yale University and an M.B.A. from the Stanford University Graduate School of Business. We believe Ms. Laporte’s qualifications to sit on our Board of Directors include her five years of experience as a managing director of a life science industry venture capital firm, her experience as a board member for other public companies in the life science industry and the understanding of the Company she has gained during her four years of experience in service on the Company’s Board of Directors (inclusive of her service on the TPI Board of Directors).

Jake R. Nunn. Mr. Nunn has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Mr. Nunn has been a partner at New Enterprise Associates, a venture capital firm, since June 2006. From January 2001 to June 2006, he was a partner and analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, a venture capital firm. Mr. Nunn holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Nunn holds the Chartered Financial Analyst designation and is a member of the CFA Society of San Francisco. We believe Mr. Nunn’s qualifications to sit on our Board of Directors include his nine years of experience as a partner and analyst with life science industry venture capital firms, his experience as a member of other boards of directors in the industry, and his expertise as a CFA charterholder.

G. Kirk Raab. Mr. Raab has been a member of our Board of Directors, serving as Chairman of the Board of Directors, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Raab was a member of the TPI board of directors since October 2003, serving as Chairman of the Board since November 2005. From 1985 to 1995, Mr. Raab served variously as President, Chief Operating Officer, Director and Chief Executive Officer of Genentech, Inc., a biotechnology company. From 1981 to 1985, Mr. Raab served as President, Chief Operating Officer and a Director of Abbott Laboratories, a biopharmaceutical company. Since 1995, Mr. Raab has been involved with over 15 public and privately held biotechnology companies, serving as Chairman of the Board of Directors for many of them. Mr. Raab holds a B.A. in political science from Colgate University where he is a Trustee Emeritus. We believe Mr. Raab’s qualifications to sit on our Board of Directors include his multidisciplined and principal executive officer experience in the life science industry obtained with companies that are considered leaders in our industry and the substantial understanding of the Company he has gained during his six years of service to the Company (inclusive of his service on the TPI Board of Directors).

Frederick J. Ruegsegger. Mr. Ruegsegger has been a member of the Novacea Board of Directors since February 2008 and the Transcept Board of Directors since completion of the merger of Novacea and TPI in

January 2009. Mr. Ruegsegger has served as chief financial officer of Sterigenics International, Inc., a sterilization technology company, since June 2004. Prior to that, Mr. Ruegsegger served as chief financial officer and chief of staff of Sterigenics’ former parent company, Ion Beam Applications, from May 2002 to June 2004. From October 2000 to May 2002, Mr. Ruegsegger provided financial and general management services, generally as a consultant, to a variety of companies including CentPharm, LLC and Phaethon Communications. Mr. Ruegsegger holds a B.S. in Economics from the University of Illinois and an M.A. in Management from Northwestern University. We believe Mr. Ruegsegger’s qualifications to sit on our Board of Directors include the financial experience he has gained throughout his career, his qualification as our “audit committee financial expert” under SEC rules and his role as a chief financial officer of a publicly-held company.

Camille D. Samuels. Ms. Samuels has been a member of the Novacea Board of Directors since October 2002 and the Transcept Board of Directors since completion of the merger of Novacea and TPI in January 2009. Ms. Samuels is currently a managing director of Versant Ventures, a venture capital firm, which she joined in March 2000. Prior to joining Versant Ventures, Ms. Samuels held business development positions at several biotechnology companies, including, from 1998 to 2000, Director of Business Development at Tularik Inc., a biotechnology company acquired by Amgen Inc. in 2004. Ms. Samuels holds a B.A. in biology from Duke University and an M.B.A. from the Harvard Business School. We believe Ms. Samuel’s qualifications to sit on our Board of Directors include her experience in life science industry licensing and business development transactions, as a managing director of a leading life science industry venture capital firm and as a member other boards of directors in the life science industry.

Daniel K. Turner III. Mr. Turner has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Turner had been a member of the TPI board of directors since July 2003. He is currently a managing director of Montreux Equity Partners, a venture capital firm, which he joined in February 1993. From 1990 to 1993, Mr. Turner was an investment manager at Berkeley International, a private equity firm. From 1986 to 1990, he served as Chief Financial Officer of Oclassen Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1986, he served as a senior consultant at Price Waterhouse, a public accounting firm. Mr. Turner is also a director of Orexigen Therapeutics, a publicly-held biopharmaceutical company. Mr. Turner holds a B.S. in business administration and accounting from California State University, Sacramento and attended the M.B.A. program at the Haas School of Business at the University of California, Berkeley. Mr. Turner is also a Certified Public Accountant. We believe Mr. Turner’s qualifications to sit on our Board of Directors include his financial and other experience in the life science industry gained through his roles a chief financial officer of a pharmaceutical company, a managing director of a leading life science industry venture capital firm, and as a member of other industry boards of directors. Mr. Turner has also gained a substantial understanding of the Company and members of its management team during his seven years of experience in service on the Company’s Board of Directors (inclusive of his service on the TPI Board of Directors) and previously through other roles during his career.

John P. Walker. Mr. Walker has been a member of the Transcept Board of Directors from the closing of the merger of Novacea and TPI in January 2009. He was a member of the Novacea Board of Directors from April 2006, serving as Chairman of the Board of Directors from July 2006 until completion of the merger. Mr. Walker also served as the Chief Executive Officer of Novacea from September 2007 until completion of the merger, and as interim Chief Executive Officer of Novacea from December 2006 to September 2007. Mr. Walker has served as the Chief Executive Officer of iPierian, Inc., a drug discovery company, since February 2009. Since 2001, Mr. Walker has served in various roles, acting principally as a consultant, including: Interim Chief Executive Officer of KAI Pharmaceuticals, a biopharmaceutical company, Chairman and Interim Chief Executive Officer at Guava Technologies, a biotechnology company, Chairman and Chief Executive Officer of Bayhill Therapeutics, a biopharmaceutical company, and Chairman and Interim Chief Executive Officer of Centaur, Inc., a biopharmaceutical company. From 1993 to 2001, Mr. Walker was Chairman, Chief Executive Officer and a director of AXYS Pharmaceuticals Inc., a pharmaceuticals company, and its predecessor, Arris Pharmaceutical Corporation. Mr. Walker is also a director of Affymax Inc., a publicly-held biopharmaceutical company and several private company boards. Mr. Walker holds a B.A. from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program at J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Walker’s qualifications to sit on our Board of Directors include his corporate governance experience, leadership skills and principal executive officer experience in the life science industry obtained with several companies that are or have been at development stages that are similar to that of the Company, and his experience as a member of the board of directors of publicly-held companies in our industry.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and Code of Business Conduct and Ethics described below are available in the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com. Alternatively, you can request a copy of any of these documents by writing to Transcept Pharmaceuticals, Inc., 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, CA 94804, Attention: Investor Relations.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board be independent directors;

•	the independent directors meet regularly in executive session without non-independent directors present;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board of Directors and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The Board of Directors has maintained as separate the roles of chairman of the board and chief executive officer in the Company. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the chief executive officer also brings company-specific experience and expertise. The board believes that the separate role of chairman and chief executive officer is appropriate for the Company because it promotes the consideration of different perspectives to the Company’s strategic development and increases the Board of Directors’ ability to oversee the affairs of the Company. The Board of Directors views these benefits as effective tools to strengthen corporate governance.

Risk Oversight

Management is primarily responsible for managing risks that the Company may face in the ordinary course of operating our business. The Board of Directors actively oversees potential risks and the Company’s risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to the business. In addition, the Board of Directors has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board of Directors in its risk oversight function by reviewing and discussing with management the Company’s system of disclosure controls and the internal controls over financial reporting, and risks associated with the Company’s cash investment policies. The Nominating and Corporate Governance Committee assists the Board of Directors in its risk oversight function by periodically reviewing and discussing with management important governance and regulatory compliance issues. The Compensation Committee assists the Board of Directors in its risk oversight function by overseeing strategies with respect to the Company’s incentive compensation programs and key employee retention issues. The Company believes that the Board of Directors leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board of Directors’ efficiency in fulfilling its oversight function with respect to different areas of the Company’s business risks and risk mitigation practices.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board of Directors. Each of these committees operates under a written charter, current copies of which are posted on the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	assist the Board of Directors of the Company in oversight and monitoring of:

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements under applicable securities law,

•	the independent registered public accounting firms’ qualifications, independence and performance, and

•	the Company’s systems of internal accounting and financial controls;

•	prepare a report in the Company’s annual proxy statement in accordance with the rules of the SEC;

•	provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•

provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

The Audit Committee consists of Mr. Ruegsegger, who serves as its chairman, Ms. LaPorte and Mr. Ehrlich. The Board of Directors has determined that Mr. Ruegsegger is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee held ten meetings during fiscal 2009.

Compensation Committee

Responsibilities

The responsibilities of the Compensation Committee include the following:

•	review and determine all forms of compensation to be provided to our executive officers, including bonus and stock compensation and benefits;

•	establish and review general policies relating to compensation, benefits and all bonus and stock compensation for all employees; and

•	produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.

Refer to “Compensation Discussion and Analysis” for more information about the Company’s Compensation Committee and its processes and procedures.

The Compensation Committee consists of Mr. Turner, who serves as its chairman, Ms. Samuels and Mr. Ehrlich.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee or executive officer of the Company has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Since the formation of the Compensation Committee, none of its members has been an officer or employee of the Company either during or prior to such member’s serving on the Compensation Committee. The Compensation Committee held seven meetings during fiscal 2009.

Nominating and Corporate Governance Committee and Director Nominations

The responsibilities of the Nominating and Corporate Governance Committee relating to the nomination of directors include the following:

•

consider and approve all nominees for membership on the Board of Directors, including the slate of nominees to be proposed by the Board of Directors to our stockholders for election or any nominees to be elected or appointed by the Board of Directors to fill interim director vacancies on the Board of Directors;

•	evaluate all proposed director nominees;

•	evaluate incumbent directors before recommending re-nomination; and

•	recommend all approved candidates to the Board of Directors for appointment or nomination to Company stockholders.

The Nominating and Corporate Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of the Company’s stockholders. Director nominees are expected to have considerable management experience that would be relevant to the Company’s current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices. The Nominations and Corporate Governance Committee also considers diversity in professional experience and skill sets in identifying nominees for director. The Board of Directors, along with the Nominating and Corporate Governance Committee, utilizes its own resources to identify qualified candidates that meet these criteria to join the Board of Directors and may, in the future, use an executive recruiting firm to assist in the identification and evaluation of such qualified candidates. For these services, an executive recruiting firm would be paid a fee. The Nominating and Corporate Governance Committee has not established a procedure for considering nominees for director nominated by the Company’s stockholders. The Board of Directors and Nominating and Corporate Governance Committee believe that they can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in the Company’s bylaws. In addition, the Nominating and Corporate Governance Committee reviews performance of the committees of the Board of Directors, and makes recommendations regarding committee organization, membership, function and effectiveness.

The responsibilities of the Nominating and Corporate Governance Committee relating to corporate governance include the following:

•	develop and recommend to the Board of Directors the governance principles applicable to us;

•	oversee the evaluation of our Board of Directors and management;

•	recommend director nominees for each committee of our Board of Directors; and

•	monitor and review compliance with our Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee consists of Mr. Kiley, who serves as its chairman, Mr. Nunn and Mr. Turner. The Nominating and Corporate Governance Committee held one meeting during fiscal 2009.

Independence of Directors

The Board of Directors has determined that directors Ehrlich, Kiley, LaPorte, Nunn, Ruegsegger, Samuels and Turner are each independent as defined under The NASDAQ Stock Market listing standards. The Board of Directors has also determined that each member of the Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under The NASDAQ Stock Market listing standards, and that each member of the Audit Committee is independent as defined under The NASDAQ Stock Market listing standards and applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed, among other factors, the relationships between the above-identified directors and certain investors in the Company and determined that such relationships did not affect such directors’ independence under the standards of The NASDAQ Stock Market, or, where applicable, under SEC rules.

Board Attendance at Board and Stockholder Meetings

The information in this section is provided with respect to Transcept and includes meetings held in fiscal year 2009 prior to the merger of Novacea and TPI in January 2009. The Board of Directors held a total of nine meetings during 2009. No director serving throughout 2009 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at its annual meeting of stockholders, but directors are encouraged to attend. All Board members attended the Company’s 2009 annual meeting of stockholders.

Communications to the Board of Directors

In accordance with the Company’s policies regarding communication to non-management members of the Board of Directors, stockholders may communicate with such members by sending an e-mail to the Chairman of the Board of Directors at Chairman@transcept.com. The Chairman of the Board of Directors monitors such communications and provides summaries at regularly scheduled meetings of the Board of Directors. Where the nature of the communication warrants, the Chairman of the Board of Directors may determine, in his judgment as considered appropriate, to obtain the more immediate attention of the appropriate committee of the Board of Directors or non-management director, of independent advisors or of management.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the “Corporate Governance” section of the “Investor Relations” page of our website, www.transcept.com. In addition, we intend to post on our website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee has also discussed with Ernst & Young LLP those matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with the registered public accounting firm their independence from our company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, including as set forth above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully Submitted by:

MEMBERS OF THE AUDIT COMMITTEE

Frederick J. Ruegsegger, Audit Committee Chairman

Christopher B. Ehrlich

Kathleen D. LaPorte

Dated: April 18, 2010

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2010 for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•	each of our directors as of March 31, 2010, including the four nominees for re-election;

•	each of our named executive officers; and

•	all of our current directors, nominees for director and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 31, 2010, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

The percentage of ownership is based on 13,413,391 shares of Common Stock outstanding on March 31, 2010, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Unless otherwise noted, the address of each director and current and former executive officer of the Company is c/o Transcept Pharmaceuticals, Inc., 1003 W. Cutting Blvd., Suite #110, Point Richmond, California 94804.

Name	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership
5% Stockholders

Entities Affiliated with New Enterprise Associates (2) 2855 Sand Hill Road Menlo Park, CA 94025	2,086,756	15.6%

Entities Affiliated with New Leaf Venture Partners Entities (3) 2500 Sand Hill Road, Suite 203 Menlo Park, CA 94025	1,636,982	12.2%

Montreux Equity Partners Entities (4) 3000 Sand Hill Road Building 1, Suite 260 Menlo Park, CA 94026	1,265,200	9.4%

Entities Affiliated with InterWest Partners Entities (5) 2710 Sand Hill Road, 2nd Floor Menlo Park, CA 94025	1,251,808	9.3%

Hamilton BioVentures Entities (6) 990 Highland Drive, Suite 314 Solana Beach, CA 92075	998,012	7.64%

Entities Affiliated with Nordic Biotech Entities (7) Østergade 5, 3rd Floor DK-1100, Copenhagen K Denmark	838,016	6.3%

Name	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership
Directors and Executive Officers

Kathleen D. LaPorte (8)	1,643,234	12.2%

Daniel K. Turner III (9)	1,271,452	9.4%

Christopher B. Ehrlich (10)	1,258,060	9.4%

Camille D. Samuels (11)	438,379	3.3%

Glenn A. Oclassen (12)	435,937	3.2%

Nikhilesh N. Singh (13)	289,919	2.1%

John P. Walker (14)	187,161	1.4%

Thomas P. Soloway (15)	157,793	1.2%

G. Kirk Raab (16)	131,325	1.0%

Terrence O. Moore (17)	59,809	*

Thomas D. Kiley (18)	58,281	*

Joseph T. Kennedy (19)	26,949	*

Frederick J. Ruegsegger (20)	13,620	*

Jake R. Nunn (21)	6,252	*

Former Executive Officers

Edward C. Albini (22)	78,188	*

Susan L. Koppy (23)	26,034	*

All current executive officers and directors as a group (15 persons)	6,007,408	42.4%

*	Beneficial ownership representing less than 1%.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by the Company about principal stockholders known to the Company based on Schedules 13D, 13G, and Forms 3 and 4 filed with the SEC.
(2)

Comprises (a) 1,103,283 shares held by New Enterprise Associates 12, Limited Partnership (“NEA 12”), (b) 980,143 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”), (c) 2,494 shares held by NEA Ventures 2007, Limited Partnership (“Ven 2007”), and (d) 836 shares held by NEA Ventures 2002, Limited Partnership (“Ven 2002”). NEA 12 GP, LLC (“NEA 12 LLC”) is the sole general partner of NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the sole general partner of NEA 12. The individual managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna ‘Kittu’ Kolluri, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, and Scott D. Sandell. NEA Partners 12, NEA 12 LLC, and the individual managers of NEA 12 LLC may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 12. NEA Partners 10, Limited Partnership (“NEA Partners 10”) is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. The aforementioned indirect holders of the shares owned by NEA 12 and NEA 10 disclaim beneficial ownership of such shares except to the extent of his actual pecuniary interest therein. The shares directly held by Ven 2007 are indirectly held by Karen P. Welsh, the general partner of

Ven 2007. Ms. Welsh holds voting and dispositive power with respect to the shares held by Ven 2007 and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein. The shares directly held by Ven 2002 are indirectly held by Pamela J. Clark, the general partner of Ven 2002. Ms. Clark holds voting and dispositive power with respect to the shares held by Ven 2002 and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein.
(3)	Comprises 1,636,982 shares held by New Leaf Ventures I, L.P. New Leaf Venture Management I, L.P. is the general partner of New Leaf Ventures I, L.P. and New Leaf Venture Management I, LLC is the general partner of New Leaf Venture Management I, L.P. Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ron Hunt, James Niedel and Vijay Lathi share voting and dispositive power with respect to shares held by New Leaf Ventures I, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(4)	Comprises 536,749 shares held by Montreux Equity Partners II SBIC, L.P., 634,361 shares held by Montreux Equity Partners III SBIC, L.P., 58,178 shares held by Montreux IV Associates, LLC, 17,956 shares issuable upon exercise of warrants held by Montreux Equity Partners II SBIC, L.P. within 60 days of March 31, 2010 and 17,956 shares issuable upon exercise of warrants held by Montreux Equity Partners III SBIC, L.P. within 60 days of March 31, 2010. Montreux Equity Management II SBIC, LLC is the general partner of Montreux Equity Partners II SBIC, L.P., Montreux Equity Management III SBIC, LLC is the general partner of Montreux Equity Partners III SBIC, L.P. and Montreux Equity Management IV, LLC is the manager of Montreux IV Associates, LLC. Howard D. Palefsky and Daniel K. Turner III share voting and dispositive power with respect to the shares held by Montreux Equity Partners II SBIC, L.P. and Montreux Equity Partners III SBIC, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Howard D. Palefsky, Daniel K. Turner III, Manish Chapekar and John Savarese share voting and dispositive power with respect to the shares held by Montreux IV Associates, LLC and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(5)	Comprises 1,251,808 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky, Thomas L. Rosch, and Michael B. Sweeney are managing directors of InterWest Management Partners IX, LLC. Bruce A. Cleveland, Christopher B. Ehrlich, Linda S. Grais, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(6)	Comprises 965,690 shares held by Hamilton BioVentures, L.P. and 32,322 shares issuable upon exercise of warrants held by Hamilton BioVentures, L.P. within 60 days of March 31, 2010. Hamilton BioVenture Partners, LLC is the general partner of Hamilton BioVentures, L.P. Kerry Dance, Ph.D. and Richard J. Crosby share voting and dispositive power with respect to shares held by Hamilton BioVentures, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(7)	Comprises 838,016 shares held by NB Public Equity K/S, a limited partnership. NB Public Equity Komplementar ApS is the sole general partner of NB Public Equity K/S. Cora Madsen is a director of the general partner and in this capacity has the legal power to direct the voting or disposition of the shares held by NB Public Equity K/S. Christian Hansen and Florian Schönharting are directors in Nordic Biotech Advisors ApS, which owns 100% of the shares of the general partner, and is an indirect investor in a limited partner of NB Public Equity K/S.
(8)

Comprises 1,636,982 shares held by New Leaf Ventures I, L.P. New Leaf Venture Management I, L.P. is the general partner of New Leaf Ventures I, L.P. and New Leaf Venture Management I, LLC is the general partner of New Leaf Venture Management I, L.P. Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ron Hunt, James Niedel, and Vijay Lathi share voting and dispositive power with respect to shares held by New Leaf Ventures I, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Ms. LaPorte is a limited partner of New Leaf Venture Associates I, L.P., which is a limited partner of New Leaf Venture Management I, L.P. and is a Managing Director to

New Leaf Venture Partners, L.L.C., which provides management services to New Leaf Ventures I, L.P. Also includes 6,252 shares issuable upon exercise of options held by Ms. LaPorte within 60 days of March 31, 2010. Ms. LaPorte disclaims beneficial ownership of all shares held by New Leaf Ventures I, L.P. except to the extent of her pecuniary interest therein.
(9)	Comprises 536,749 shares held by Montreux Equity Partners II SBIC, L.P., 634,361 shares held by Montreux Equity Partners III SBIC, L.P., 58,178 shares held by Montreux IV Associates, LLC, 17,956 shares issuable upon exercise of warrants held by Montreux Equity Partners II SBIC, L.P. within 60 days of March 31, 2010, 17,956 shares issuable upon exercise of warrants held by Montreux Equity Partners III SBIC, L.P. within 60 days of March 31, 2010, and 6,252 shares issuable upon exercise of options held by Mr. Turner within 60 days of March 31, 2010. Montreux Equity Management II SBIC, LLC is the general partner of Montreux Equity Partners II SBIC, L.P., Montreux Equity Management III SBIC, LLC is the general partner of Montreux Equity Partners III SBIC, L.P. and Montreux Equity Management IV, LLC is the manager of Montreux IV Associates, LLC. Howard D. Palefsky and Daniel K. Turner III share voting and dispositive power with respect to the shares held by Montreux Equity Partners II SBIC, L.P. and Montreux Equity Partners III SBIC, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Howard D. Palefsky, Daniel K. Turner III, Manish Chapekar and John Savarese share voting and dispositive power with respect to the shares held by Montreux IV Associates, LLC and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(10)	Comprises 1,251,808 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky, Thomas L. Rosch, and Michael B. Sweeney are managing directors of InterWest Management Partners IX, LLC. Bruce A. Cleveland, Christopher B. Ehrlich, Linda S. Grais, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. Also includes 6,252 shares issuable upon exercise of options held by Mr. Ehrlich within 60 days of March 31, 2010.
(11)	Comprises 408,947 shares held by Versant Venture Capital II, L.P., 2,741 shares held by Versant Affiliates Fund II-A, L.P. and 3,240 shares held by Versant Side Fund II, L.P. Also includes 23,451 shares issuable upon exercise of options held by Ms. Samuels within 60 days of March 31, 2010. Versant Ventures II, L.C. is the general partner of Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P. and Versant Side Fund II, L.P. Charles M. Warden, Bradley J. Bolzon, Ph.D., Ross A. Jaffe, M.D., William J. Link, Ph.D., Rebecca B. Robertson, Brian G. Atwood, Samuel D. Colella, Barbara N. Lubash, Donald B. Milder and Camille D. Samuels share voting and dispositive power with respect to the shares held by Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P. and Versant Side Fund II, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(12)	Includes 104,022 shares issuable upon exercise of options and 1,098 shares issuable upon exercise of warrants held by Mr. Oclassen within 60 days of March 31, 2010. Also includes 63,457 shares held by Constance Oclassen, Mr. Oclassen’s wife.
(13)	Includes 159,611 shares issuable upon exercise of options and 307 shares issuable upon exercise of warrants held by Dr. Singh within 60 days of March 31, 2010. Also includes 36,709 shares held by the Nikhilesh and Nikki Singh Revocable Trust, for which Dr. Singh is trustee, 78,206 shares held by the Singh Family Trust, for which Dr. Singh is not trustee and 295 shares held by Nikki Singh, Dr. Singh’s wife. Dr. Singh disclaims beneficial ownership of the shares held by the Nikhilesh and Nikki Singh Revocable Trust and the Singh Family Trust except to the extent of his pecuniary interest therein.
(14)	Includes 140,808 shares issuable upon exercise of options within 60 days of March 31, 2010. Mr. Walker served as Chief Executive Officer of Novacea and resigned upon the merger of Novacea and TPI in January 2009. Mr. Walker continues to serve on our Board of Directors.
(15)

Includes 126,406 shares issuable upon exercise of options held by Mr. Soloway within 60 days of March 31, 2010. Also includes 153 shares issuable upon exercise of warrants held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee. Also includes 8,162 shares held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee, and 20,833 shares held by the Thomas P. Soloway 2003 Irrevocable Trust, for which Mr. Soloway is not trustee. Mr. Soloway disclaims beneficial ownership of the shares held by the Thomas P. Soloway 2003 Irrevocable Trust except to the extent of his pecuniary interest therein.
(16)	Includes 12,741 shares issuable upon exercise of options within 60 days of March 31, 2010.
(17)	Includes 57,681 shares issuable upon exercise of options within 60 days of March 31, 2010.
(18)	Includes 6,252 shares issuable upon exercise of options within 60 days of March 31, 2010. Also includes 20,369 shares held by the Kiley Revocable Family Trust, for which Mr. Kiley is trustee. Mr. Kiley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(19)	Includes 26,949 shares issuable upon exercise of options within 60 days of March 31, 2010.
(20)	Includes 13,620 shares issuable upon exercise of options within 60 days of March 31, 2010.
(21)	Includes 6,252 shares issuable upon exercise of options within 60 days of March 31, 2010. Mr. Nunn has no voting or dispositive power with regard to any of the above referenced shares held by entities affiliated with New Enterprise Associates and disclaims beneficial ownership of such shares except to the extent of his actual pecuniary interest therein.
(22)	Includes 71,814 shares issuable upon exercise of options within 60 days of March 31, 2010. Mr. Albini served as Vice President and Chief Financial Officer of Novacea and resigned upon the merger of Novacea and TPI in January 2009.
(23)	Includes 25,522 shares issuable upon exercise of options within 60 days of March 31, 2010. Ms. Koppy served as our Vice President, Corporate Development until mid-December 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Introductory Note Regarding Presentation of Information

On January 30, 2009, Novacea completed a reverse merger with TPI, with the resulting combined company changing its name to Transcept Pharmaceuticals, Inc. and continuing the business of TPI as the principal business of the combined entity. Since the management of Novacea was replaced with the management of TPI as of the closing of the reverse merger, the Compensation Discussion and Analysis set forth below addresses executive compensation of TPI. The disclosures provided for executive officers include persons deemed to be “named executive officers” under SEC rules for the Company, which includes the former principal executive officer and principal financial officer of Novacea prior to the closing of the reverse merger.

Compensation Discussion and Analysis

Merger with Novacea

On January 30, 2009, after the start of our 2009 fiscal year, we completed the merger transaction between Novacea, Inc., a public company listed on the NASDAQ Global Market, or Novacea, and Transcept Pharmaceuticals, Inc., a private specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. In this compensation discussion and analysis we refer to Transcept Pharmaceuticals, Inc., as a private company prior to the merger, as “TPI,” and Novacea, Inc. prior to the merger as “Novacea.”

As a result of the merger the business of TPI became the business of the Company and we stopped devoting resources to further clinical development or commercialization of the former product candidates of Novacea. Each of the executive officers of Novacea resigned such positions in connection with the merger, and the executive officers of TPI became our executive officers.

This compensation discussion and analysis focuses on the historic compensation programs of TPI and the current and anticipated compensation programs of Transcept as a public company.

Transcept Compensation Discussion and Analysis

Overview

We seek to have a compensation program that supports a team ethic among management, fairly rewards executives for corporate performance and provides incentives for executives to meet or exceed short and long term goals. Through 2009, the primary components of the TPI compensation program were base salary, an annual cash incentive bonus program, and stock option awards. For 2010, for the reasons described below, we eliminated our annual cash incentive bonus program and granted executives a one-time special incentive option grant. We may continue, as a public company, to construct our compensation programs around a base salary and stock option awards and plan to review our compensation program again in 2011 to determine how best to provide management with appropriate incentives. In addition, we provide executive officers with other benefits that are available generally to all salaried employees. The Compensation Committee of our Board of Directors is responsible for evaluating and approving the compensation of our executive officers.

In late 2009, the Compensation Committee of the Board of Directors of Transcept engaged Compensia, an executive compensation consulting firm, to work with management to assess matters relating to board of directors and executive compensation plans, evaluate our compensation policies and practices, report to the Compensation Committee on its findings, and to makes recommendations for adjustments. As discussed below, in January 2010, our Compensation Committee completed 2009 performance reviews of our current executive officers and implemented compensation adjustments to be effective for fiscal 2010.

Objectives and Principles of Executive Compensation

The principal objectives of our compensation and benefits programs for executive officers are to attract and retain senior executive management, to motivate their performance toward defined corporate goals, and to align their long-term interests with those of our stockholders. Based on fiscal 2009 compensation, the Transcept named executive officers under SEC rules that were employed by Transcept at December 31, 2009 are Glenn A. Oclassen, President and Chief Executive Officer, Thomas P. Soloway, Senior Vice President, Operations and Chief Financial Officer, Nikhilesh N. Singh, Ph.D., Senior Vice President, Chief Scientific Officer, Terrence O. Moore, Vice President, Marketing & Sales, and Joseph T. Kennedy, Vice President, General Counsel, Compliance Officer and Secretary. Susan L. Koppy served as our Vice President, Corporate Development until mid-December 2009.

We believe that executive compensation should be directly linked to company performance. Our compensation program is designed so that a significant portion of the potential compensation of all executive officers is contingent on the achievement of our business objectives. In rewarding performance, we seek to incentivize both short and long term performance. We expect our executive leadership to manage Transcept toward achievement of annual goals while at the same time positioning it to achieve long term strategic objectives. Short term elements of compensation include annual base salary and, prior to 2010, incentive bonuses under an annual cash incentive bonus program with payouts based primarily on achieving corporate performance objectives and secondarily on individual performance assessments. In 2010, we eliminated our annual cash incentive bonus program, in part to conserve cash. To more closely align executive compensation to short- and medium-term corporate goals, we granted a one-time, special incentive option grant to executives, discussed below. Long term compensation elements have historically been limited to stock options that vest over a period of years and are designed to retain executives and align their long term interests with those of our stockholders.

We believe that hiring and retaining well performing executives is important to our ongoing success. Historically, when making compensation determinations on behalf of a private company, the TPI compensation committee did not attempt to benchmark executive compensation against any particular indices or salary surveys although the committee reviewed generally available surveys on executive compensation. While occasional review of market surveys was considered helpful, the compensation committee historically placed substantially greater weight on internal considerations than on position-specific pay differences found in the market. In February 2009, however, in making its first compensation determinations after operating as a public company, our Compensation Committee did begin to place greater reliance on survey data provided by an independent executive compensation consultant. As discussed below, the Compensation Committee attempted to ensure that our compensation structure is competitive in the public company marketplace while continuing to foster an egalitarian team ethic in compensation decisions affecting similarly situated classes of executives.

Except as described below, neither our Board of Directors nor our Compensation Committee has adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, among different forms of non-cash compensation or with respect to long and short term performance. The determination of the Board of Directors or Compensation Committee as to the appropriate use and weight of each component of executive compensation has been historically subjective, based on its view of the relative importance of each component in meeting overall Transcept objectives.

Historically, the TPI board of directors focused significantly on the affordability of TPI compensation arrangements. As a result, when weighting forms of compensation, the board of directors and the compensation committee placed a greater emphasis on non-cash equity incentive compensation, particularly stock option awards. Prior to fiscal year 2007, for example, TPI did not maintain any cash incentive or similar bonus programs. At the end of calendar year 2006, TPI successfully completed its first Phase 3 trial of Intermezzo®. With this milestone event, the Board of Directors determined that the TPI business was of sufficient maturity to re-evaluate executive base salary levels, as well as permit TPI to establish a cash bonus plan for fiscal year 2007. The Compensation Committee and Board of Directors again implemented a cash incentive bonus program for fiscal 2008. In February 2009, following completion of the merger with Novacea, our Compensation Committee again evaluated our approach to cash compensation and increased base salary and bonus targets for our executive officers to bring our compensation levels in line with a defined group of public company peers. In January 2010, after notification from the FDA in October 2009 that the FDA did not approve Intermezzo®, the Compensation Committee froze executive salaries at 2009 levels and eliminated the cash incentive bonus program for 2010. The Compensation Committee made such determinations, in part, to conserve cash prior to attaining the corporate goal of receiving FDA approval of Intermezzo® and generating the anticipated product revenue from Intermezzo® after such an approval. The Compensation Committee plans to review the suitability of the cash components of executive compensation again in early 2011.

Compensation Process and Compensation Committee

During 2008 and until the merger with Novacea in January 2009, the TPI compensation committee consisted of G. Kirk Raab as Chairman, Daniel K. Turner III, Christopher B. Ehrlich and Kathleen D. LaPorte. For a brief period during August and September 2008, Ms. LaPorte was not a director of TPI or a member of the compensation committee. Since completion of the merger, our Compensation Committee has consisted of Daniel K. Turner III, who serves as its chairman, Christopher B. Ehrlich and Camille D. Samuels. Each of the individuals currently serving on our Compensation Committee is considered an independent director under the rules of The NASDAQ Stock Market and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Historically, the TPI compensation committee made recommendations to the board of directors regarding compensation structure, goals and individual compensation levels of executive officers, and the recommendations were considered for approval by the board of directors. Since completion of the merger, our Compensation Committee makes all final determinations relating to compensation for executive officers.

The TPI compensation committee historically made its compensation recommendations based on input from Mr. Oclassen, the President and Chief Executive Officer of TPI, and the judgment of its members based on their tenure and industry experience. The TPI annual compensation review process was initiated by Mr. Oclassen, who performed a review of the performance of each executive officer in the prior year and formulated proposals regarding the elements of compensation, corporate goals and individual performance objectives and compensation levels for executive officers, other than himself. Mr. Oclassen’s proposals for the elements of compensation, corporate goals, individual performance objectives and compensation levels have been typically based on discussions with and directions from members of the compensation committee and the Chairman of the Board of Directors, Mr. Raab. In making compensation determinations, the TPI compensation committee considered, among other factors, the achievement of TPI corporate objectives, relative internal parity among executive officers holding similar titles within Transcept, the ability of TPI to afford certain levels of compensation, and market salary surveys. These factors were then considered in the context of the compensation philosophies that each of the Compensation Committee members and Mr. Oclassen had developed while serving on the boards of, or having invested in, similar stage San Francisco Bay Area life sciences companies. In particular, for 2007, the board and compensation committee of TPI reviewed survey data from the 2007 Radford Biotechnology Survey by Aon Consulting, which provided executive compensation survey data for participating public and private companies in the life sciences sector. Although the TPI compensation committee reviewed the data provided by the Radford survey, it did not benchmark or tie compensation levels for TPI executive officers to any particular compensation level provided by the companies included in the survey. Although the committee found the comparative data provided by the survey informative for comparative purposes, factors such as the affordability of compensation, the industry experience of TPI directors with life sciences companies in the San Francisco Bay area, and the relative stage of the TPI business had a substantially greater influence on final compensation decisions.

Even prior to completion of the merger between TPI and Novacea, Mr. Oclassen did not prepare proposals or advise the TPI compensation committee on his own compensation. Compensation levels for Mr. Oclassen were recommended by the TPI compensation committee based on the committee’s assessment of overall TPI corporate performance and Mr. Oclassen’s contribution to that performance. Mr. Oclassen has not participated, and will not participate, in Compensation Committee or Board of Directors deliberations regarding his own compensation although he does participate in Compensation Committee meetings concerning, and make recommendations with respect to, compensation determinations for our other executive officers. As with other members of the TPI executive team, historic determinations of Mr. Oclassen’s compensation were based on achievement of TPI corporate objectives and compensation levels of other members of the executive team, the industry experience of members of the compensation committee and TPI directors, the ability of TPI to afford certain levels of compensation and market compensation surveys.

In September 2008, the TPI compensation committee engaged Compensia, an independent executive compensation consulting firm, to advise it on developing an executive compensation strategy to help transition TPI from a privately-held company to a publicly-held company and on matters relating to board of directors and executive compensation plans as a whole. In February 2009, Compensia made its formal presentation to the Compensation Committee, which considered the Compensia recommendations for purposes of making fiscal 2009 compensation determinations.

In January 2010, the Compensation Committee again engaged Compensia to advise it on matters relating to board of directors and executive compensation. For purposes of comparison with other public companies, Compensia established, and the Compensation Committee approved, the following peer group:

• Acura Pharmaceuticals, Inc.	• Orexigen Therapeutics, Inc.

• Alexza Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.

• ARYx Therapeutics, Inc.	• Somaxon Pharmaceuticals, Inc.

• Avanir Pharmaceuticals, Inc.	• Synta Pharmaceuticals Corp.

• Cadence Pharmaceuticals, Inc.	• Trubion Pharmaceuticals, Inc.

• Jazz Pharmaceuticals, Inc.	• Vanda Pharmaceuticals, Inc.

• MAP Pharmaceuticals, Inc.	• VIVUS, Inc.

• NeurogesX, Inc.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the components of executive compensation do not encourage management to assume excessive risks.

Elements of Executive Compensation

Until 2010, the Transcept executive compensation program consisted of three main elements: base salary, an annual cash incentive bonus program, and stock option awards. In 2010, we eliminated our annual cash incentive bonus program and granted a one-time, special incentive option grant to executives. The following is a discussion of the elements of our executive compensation presented in this Proxy Statement.

Base Salary

In late 2007, the TPI board of directors and compensation committee completed a review of TPI executive compensation. At that time, TPI had recently completed its first Phase 3 trial of Intermezzo®, and the board of directors determined that the TPI business was of sufficient maturity to re-evaluate executive management base salary levels, and as discussed below, to establish a cash bonus program for fiscal year 2007. In December 2006, the TPI compensation committee and board of directors concluded that executive management base salaries should be adjusted to bring them in line with levels the compensation committee and board of directors believed to be appropriate for the life science industry in the San Francisco Bay Area, a market which they determined to be increasingly competitive for companies seeking qualified executives with industry experience. The TPI compensation committee therefore recommended, and the board of directors approved, raises of 14% for Mr. Oclassen, President and Chief Executive Officer, 9% for Mr. Soloway, Senior Vice President, Operations and Chief Financial Officer, and 9% for Dr. Singh, Senior Vice President, Chief Scientific Officer. These salaries became effective in December 2006. The TPI compensation committee and board of directors further determined that a relatively larger percentage increase was appropriate for Mr. Oclassen given Mr. Oclassen’s unique role within Transcept as a chief executive officer, founder, and key-strategic decision-maker, his industry experience and skill-set, and the substantial competition for chief executive officers at similarly situated companies in the geographic and industry markets in which TPI seeks executive officers.

In January 2008, the TPI compensation committee reviewed 2008 base salaries in light of general market conditions in the San Francisco Bay Area life science industry. The committee concluded that competition for executive talent remained strong as a result of the solid economic performance of the industry and the region overall, the continued high level of investment by venture capital firms in new and existing life science companies and the specialized skills and experiences required to manage life science companies. The TPI compensation committee’s assessment of general market conditions in the life science industry, and the life science industry in the San Francisco Bay Area in particular, was based on the experience of the committee members who were and are actively involved in venture capital investing in the life sciences industry and San Francisco Bay Area. As described above, the TPI compensation committee further reviewed Radford Biotechnology Survey data in making its base salary assessments. The TPI compensation committee therefore recommended and the TPI board of directors approved raises of 15% for Mr. Oclassen to $375,000, 5% for Dr. Singh to $255,000, and 7% for Mr. Soloway to $256,000. These salaries became effective in February 2008. Variances in the percentage increases among executive officers related principally to the committee’s conclusions about appropriate base salary levels in light of competitive factors for each position. As in 2007, the TPI compensation committee and board of directors determined that a larger increase was appropriate for Mr. Oclassen because of his unique skill set and contributions to strategic decision-making and corporate development at TPI.

Mr. Moore did not become an employee and executive officer of TPI until April of 2008. Under the terms of his offer letter, we set Mr. Moore’s base salary at $275,000.

In February 2009, our Compensation Committee, as reconstituted following the merger with Novacea, reconsidered base salary levels of our named executive officers. The Compensia review concluded, among other factors, that our levels of base salary reflected the prior private company compensation practice of TPI, with base salaries for our named executive officers, other than Mr. Moore, ranging from approximately the 25th percentile to just below the 50th percentile of our peer group. Base salary for Mr. Moore, however, exceeded the 50th percentile in 2009, principally because he was hired at a later stage in TPI’s development and his base salary was determined based on competition with later-stage and established public companies.

Following its review and consideration of the Compensia data, the Compensation Committee in February 2009 approved base salary increases for fiscal 2009 that were intended to bring base salaries of our executive officers to a level at or slightly below the 50th percentile for our peer group. In addition, as discussed below, in 2009 our Compensation Committee established a target for aggregate cash compensation at approximately the 75th percentile, including payments under our cash incentive bonus plan and assuming payments under the bonus program are made at the target maximum. As a result, our compensation committee set 2009 base salaries for our named executive officers as follows:

Officer	2009 Base Salary
Glenn A. Oclassen	$405,000
Thomas P. Soloway	$280,000
Nikhilesh N. Singh	$280,000
Terrence O. Moore	$275,000

Mr. Kennedy did not become an employee and executive officer of Transcept until March of 2009. Under the terms of his offer letter, we set Mr. Kennedy’s 2009 base salary at $275,000 and his target bonus was set at 30%.

In January 2010, upon recommendation of Mr. Oclassen, the President and Chief Executive Officer of Transcept, the Compensation Committee did not grant increases to 2009 base salaries for 2010. As a result, our Compensation Committee set 2010 base salaries for our named executive officers at their existing 2009 levels. This decision was made after consideration of the notification received from the FDA in October 2009 that the FDA did not approve Intermezzo® , the Transcept lead product candidate. The Compensation Committee made such decision, in part, to conserve cash prior to attaining the corporate goal of receiving FDA approval of Intermezzo® and generating the anticipated product revenue from Intermezzo® after such an approval. The Compensation Committee retained Compensia in late 2009 to work with management and to advise it on its compensation practices for 2010. In January 2010, the Compensia review concluded that base salaries for Transcept executives approximate the 30th to 40th percentiles as compared to its peer companies for 2009, prior to any adjustment for 2010.

Incentive Bonus Program

Fiscal 2008 Bonuses

For cash incentive bonuses tied to 2008 performance, in February 2008 the TPI compensation committee and board of directors approved a similar bonus structure as approved by the TPI compensation committee for 2007. In the 2008 bonus incentive plan, the percent of an executive’s individual bonus that was determined discretionarily was increased from 30% to 40%. This increase was made to allow for greater acknowledgment of individual contributions. All company executives with the exception of Mr. Oclassen remained at a 25% bonus target level, and Mr. Oclassen’s target level was raised to 35%. For 2008, the TPI board of directors, with the participation of the compensation committee and members of management, formulated seven new weighted corporate performance goals that were consistent with the maturation of the Intermezzo® development program and pre-commercialization activities planned by Transcept. Specifically, fiscal 2008 corporate performance goals were as follows:

•	Food and Drug Administration, or FDA, acceptance of the Intermezzo® new drug application;

•	Completion of a substantial equity financing transaction;

•	Achieve milestones relating to the Intermezzo® formulation patent;

•	Secure grant or similar non-dilutive funding with respect to early stage product candidates;

•	Achieve milestones relating to early stage candidates; and

•	Identify and hire sales and marketing executive and prepare a commercial launch plan for Intermezzo.

The TPI board of directors believed that these goals were attainable with a very high level of executive performance and that such goals would be challenging to achieve. By example, new drug application, or NDA, goals focused upon the timely and quality submission of the NDA by a team that had never before done so, and the intellectual property goals require working with a government agency to timely achieve certain intellectual property milestones. Similarly, the equity financing environment in 2008 was expected to be difficult even prior to the late 2008 downturn in financial markets.

In February 2009, the Compensation Committee met to determine bonus payments under the cash incentive bonus program for fiscal 2008 performance. The following table summarizes payments approved at the meeting. The bonus payments for Mr. Moore and Ms. Koppy were pro-rated to reflect the fact that they joined us during fiscal 2008.

Officer	Maximum Potential Bonus	Bonus Paid Based on Corporate Goals	Discretionary Bonus	Bonus Total
Glenn A. Oclassen	$131,250	$55,125	$52,500	$107,625
Thomas P. Soloway	$64,000	$26,880	$25,600	$52,480
Nikhilesh N. Singh, Ph.D.	$63,750	$26,775	$25,500	$52,275
Terrence O. Moore	$37,483	$15,743	$14,993	$30,736
Susan L. Koppy	$36,845	$15,475	$14,739	$30,214

For purposes of determining the portion of the executive bonuses payable upon satisfaction of corporate goals, the compensation committee determined that the corporate objectives had been met at the 70% level based on the weightings applied to the individual corporate objectives. Approximately 55% of the achieved objectives related to FDA acceptance of the Intermezzo® NDA in December 2008 and completion of an equity financing through the merger with Novacea. The remaining 15% related to clinical development of a second product candidate and hiring objectives. As a result, each of the named executive officers was allocated a bonus based on corporate goals equal to 42% of his or her total bonus target (70% multiplied by the 60% of the total bonus target attributable to corporate goals).

The discretionary portion of the 2008 bonuses, representing 40% of the total target bonus, was determined based on the committee’s review of executive officer performance. With respect to each of the named executive officers, the Compensation Committee determined that their individual performances merited receipt of the full discretionary bonus that could be earned under the bonus program. Key factors influencing the decision to award full discretionary bonuses were completion of the merger with Novacea in an unprecedented and difficult economic environment and submission to and FDA acceptance of the Intermezzo® NDA. The Compensation Committee believes that these factors were critically important to the progress of our business in 2008 and their achievement reflects a management team that is working well individually on specific functional objectives but also collectively to satisfy major corporate objectives.

Fiscal 2009 Bonuses

In February 2009, with the assistance of Compensia, the Compensation Committee reviewed the structure of our previous cash incentive bonus program as well as the levels of target compensation under the program. As noted above in the base salary discussion, in 2009 the Compensation Committee determined, based in part on the Compensia review, to increase the aggregate total realizable cash compensation for our executive officers to approximately the 75th percentile of our peer group while setting an approximate target of the 50th percentile with respect to base salary levels. This determination reflects the philosophy of our compensation committee that cash compensation should be competitive with our peer group but that a substantial portion of the amount that can be earned should be “at risk” and subject to achievement of corporate objectives that promote the development of our business.

In 2009, the Compensation Committee increased the percentage of each officer’s base salary that could be earned under the program. Specifically, the target bonus for Mr. Oclassen was set at 50% of his base salary, the target bonus for Dr. Singh and Mr. Soloway was set at 35% of their respective base salaries, and the target bonus for the remaining named executive officers was set at 30% of their respective base salaries. As in 2008, the 2009 target bonus to be paid to the named executive officers was to be based 60% on achievement of corporate objectives with the remaining 40% determined on a discretionary basis subject to individual performance and other factors. The Compensation Committee determined that no bonus would be paid to the named executive officers unless the corporate goals are determined to have been achieved at a 65% level based on assigned weightings to each of the corporate objectives. The compensation committee retained discretion to determine the portion of the bonus that would be paid if the corporate goals were achieved at a level between 65% and 100%. The Compensation Committee also retained the discretion to change the bonus structure and the bonus payouts as it considered appropriate. Corporate goals for 2009 related to the regulatory and marketing status of Intermezzo®, patent prosecution, development of a second product candidate, and development of strategic partner relationships.

In January 2010, the Compensation Committee met to determine bonus payments under the cash incentive bonus program for fiscal 2009 performance. Upon recommendation of Mr. Oclassen, the Compensation Committee did not approve any awards to executives under the 2009 cash incentive bonus program. In making such decision, the Compensation Committee considered corporate performance against predetermined goals and objectives, most significantly, the failure to achieve FDA marketing approval of Intermezzo®, the lead product candidate at Transcept, which was weighted heavily in the pre-determined corporate objectives established by the Compensation Committee at the beginning of the year. The Compensation Committee also considered receipt by Transcept of two Notices of Allowance for patents covering Intermezzo® in the United States, the development status of a second product candidate and the establishment by management of a collaboration for the commercialization of Intermezzo® in the United States.

No Fiscal 2010 Bonus Plan

In January 2010, the Compensation Committee met to determine the suitability of a cash incentive bonus program for fiscal 2010 performance. Upon recommendation of Mr. Oclassen, the Compensation Committee determined to eliminate the cash incentive bonus program for 2010. In making such decision, the Compensation Committee considered how best to align corporate performance against predetermined goals. The primary corporate goal identified was to receive FDA marketing approval of Intermezzo®, the lead product candidate at Transcept. The Compensation Committee also considered the benefits of conserving cash prior to attaining any such receipt of FDA approval of Intermezzo® and the potential timing of such approval. After such consideration, the Compensation Committee determined that a one-time, special stock option award would help to conserve cash and be a more appropriate compensation tool to align management with the primary corporate objective to obtain FDA approval of Intermezzo®. These special stock option awards are described below under the heading “Special Incentive Option Grants.”

Stock Option Awards

We believe that stock option awards are an effective means of aligning the interests of executives and stockholders, rewarding executives for achieving success over the long term and providing executives an incentive to remain with Transcept. We grant options to new executives upon the commencement of their employment and historically have tied additional option grants to the timing of financing events and based upon overall corporate performance, individual performance, our desire to promote an egalitarian team ethic in compensation decisions affecting similarly situated classes of executives and the executives’ existing option grants and equity holdings, including factors such as the total percentage of the company’s capital stock represented by those option grants and holdings and the extent to which these grants and holdings were then vested. In 2009, we moved from an event-based grant program for executive officer stock option grants to an annual grant timetable that is part of the annual review process.

The typical vesting schedule for initial stock option grants to our employees includes vesting of 25% of the shares subject to the option at one year, and equal monthly vesting of the remaining shares subject to the option thereafter over the next 36 months. After an initial stock option grant is made to any employee, subsequent option grants typically vest in equal monthly installments over a total of 48 months. The Compensation Committee retains the discretion to grant additional options to executive officers as a reward for exceptional performance.

2009 Annual Stock Option Grants

In February 2009, as part of implementing an annual grant process, our Compensation Committee granted the named executive officers options to purchase our Common Stock as indicated in the table below. All such stock options were granted under our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $4.14 per share, the closing price of our Common Stock on the date of grant. The options vest in equal monthly installments over a 48-month period, subject to continuous active service to us during such period. The size of these grants was determined based on the recommendations of Compensia and a determination to grant equity incentives with a value equal to approximately the 75th percentile of our peer group. For purposes of valuing these grants, we ascertained their value under the Black-Scholes option pricing model in a manner and based on assumptions consistent with our determination of stock compensation expense under Accounting Standards Codification, or ASC, Topic 718.

Name	Option Grant Shares
Glenn A. Oclassen	90,000
Thomas P. Soloway	42,000
Nikhilesh N. Singh, Ph.D.	42,000
Terrence O. Moore	35,000
Susan L. Koppy	20,000

2010 Annual Stock Option Grants

In January 2010, as part of our an annual grant process, our Compensation Committee granted the named executive officers options to purchase our Common Stock as indicated in the table below. All such stock options were granted under our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $8.21 per share, the closing price of our Common Stock on the date of grant. The options vest in equal monthly installments over a 48-month period, subject to continuous active service to us during such period. The size of these grants was determined based on the recommendations of Compensia and a determination to grant equity incentives with a value equal to approximately the 75th percentile of our peer group, and was reduced approximately 10% so that Transcept did not deplete its pool of options available to be granted in the future under the Company’s 2006 Incentive Award Plan. For purposes of valuing these grants, we ascertained their value under the Black-Scholes option pricing model in a manner and based on assumptions consistent with our determination of stock compensation expense under ASC Topic 718.

Name	Option Grant Shares
Glenn A. Oclassen	111,800
Thomas P. Soloway	47,300
Nikhilesh N. Singh, Ph.D.	47,300
Terrence O. Moore	32,700
Joseph T. Kennedy	25,900

2010 Special Incentive Option Grants

In January 2010, our Compensation Committee also granted the named executive officers options to purchase our Common Stock as indicated in the table below as a special incentive to align management with the primary corporate objective to obtain FDA approval of Intermezzo®. All such stock options were granted under our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $8.21 per share, the closing price of our Common Stock on the date of grant. Fifty percent of such options vest upon approval by U.S. Food and Drug Administration of Intermezzo® and the remaining 50% vest on the first anniversary of any such approval; provided in each case that such approval occurs no later than January 14, 2012. The number of options granted to each executive was based in part on what would have been each executive’s projected cash target bonus for fiscal 2010 assuming 100% performance and bonus rates for each executive of

50%, 35%, 35%, 30% and 30% of the predetermined base salary for each of Messrs. Oclassen, Soloway, Singh, Moore and Kennedy, respectively. These bonus rates are the same rates that were applicable to such executives’ respective potential incentive cash bonus award for performance in 2009. Then, a number of options were calculated that were equal in value to the respective hypothetical potential cash bonus award for each executive under the Black-Scholes option pricing model calculated in a manner and based on assumptions consistent with our determination of stock compensation expense under ASC Topic 718. The number of options granted was then reduced by approximately 10% so that Transcept did not deplete its pool of options available to be granted in the future under the Company’s 2006 Incentive Award Plan.

Name	Option Grant Shares
Glenn A. Oclassen	59,000
Thomas P. Soloway	24,100
Nikhilesh N. Singh, Ph.D.	24,100
Terrence O. Moore	14,400
Joseph T. Kennedy	20,200

Employment and Severance Agreements

We believe that concerns about potential job loss or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, fear of an involuntary termination of employment without cause, such as in the event of a reduction in force or position elimination may lead to the untimely departure of a key employee. In addition, the possibility of a change-in-control of the Company may create uncertainty for executives regarding their continued employment by the Company because such transactions frequently result in changes in senior management.

Consequently, in March and April of 2009 our Compensation Committee approved the entry of the Company into Change of Control and Severance Benefits Agreements with our executive officers, including our named executive officers, to harmonize the severance and change-in-control protection for our executives and to ensure that this protection was consistent with peer company and market practices. We believe that these agreements ensure the continued attention and dedication of our executive officers, including our named executive officers, to their assigned duties, and, thus, help ensure that they act in the best interests of our stockholders. These agreements also help to mitigate the risk of a potential job loss, as well as provide additional incentives to our executive officers to remain employed with the Company.

These agreements provide that each executive officer, including each named executive officer, will receive certain severance benefits if his or her employment is terminated without “cause” or he or she resigns for “good reason” (as those terms are defined in the agreements), within 12 months after a change-in-control of the Company (as such term is defined in the agreements), or if his or her employment is terminated without cause, other than within 12 months after a change-in-control of the Company. Where an executive’s employment is terminated without cause, the applicable payment amounts and benefit levels differ depending upon whether or not such termination occurs within 12 months after a change-in-control of the Company. The agreements also provide for full acceleration of vesting of equity incentive awards in the event of a qualifying termination or resignation of employment within 12 months after a change-in-control of the Company.

For additional information on the specific terms and conditions of the employment agreements of our named executive officers, and estimated potential payments and benefits under these arrangements in connection with qualifying terminations or resignations, see the discussion in this Proxy Statement under the heading “Transcept Employment and Severance Agreements.”

Other Benefits

Executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our 401(k) plan, and our

Employee Stock Purchase Plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, which we believe are comparable to those provided at peer companies.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to our chief executive officer and certain other highly paid executive officers. We can preserve the deductibility of certain performance-based compensation in excess of $1,000,000 if the conditions of Code Section 162(m) are met. Under applicable tax guidance, the deduction limitation generally will not apply to compensation paid pursuant to any plan or agreement of Novacea or TPI that existed before the closing of the merger, while TPI was not a publicly-held corporation. In addition, certain compensation provided by newly-public companies through a specified reliance period generally will not be included for purposes of the Code Section 162(m) limit, assuming certain requirements are met. Accordingly, we believe that deductibility of all income recognized by executives pursuant to equity compensation granted by TPI prior to the merger with Novacea, as well as any equity compensation granted by Transcept since the merger and through the end of the reliance period, will not be limited by Code Section 162(m). While the Compensation Committee cannot predict how the deductibility limit may impact the Transcept compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to Transcept executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Code Section 409A imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change in control, or the individual’s death or disability). For certain executives, Code Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. Transcept has and will continue to endeavor to structure its compensation arrangements to comply with Code Section 409A so as to avoid the adverse tax consequences associated therewith.

Novacea Compensation Discussion and Analysis

Background

The Novacea compensation committee was vested with the primary authority to approve compensation provided to executive officers, including the Novacea named executive officers. In 2007, the compensation committee relied on an independent, third-party compensation firm, Aon Radford, to advise the committee on the appropriate mix of base salary, bonus, and equity compensation ranges. The engagement of Aon Radford included a review of market data from salary surveys and peer proxy data for positions comparable to the Novacea executive positions. In contrast to 2007 compensation determinations, compensation decisions during 2008 were intended principally to incentivize a successful conclusion of a strategic repositioning of Novacea, including the transaction with TPI. There was no change to executive compensation in 2009 prior to the merger with TPI.

Base Salary

For 2007, base salary decisions were made in part based on survey data from Aon Radford and a determination that executive base salaries for Novacea executive officers should approximate the midpoint of the

75th percentile of the range of salaries for executives in similar positions with similar responsibilities at comparable peer companies, with use of a salary range of 80% to 120% of the midpoint base salary amount to recognize and reflect differences in individual responsibilities, performance and experience levels. For purposes of 2007 base salary determinations, the relevant peer group consisted of:

•   Adventrx Pharmaceuticals

•   Allos Therapeutics

•   ARIAD Pharmaceuticals

•   Cell Genesys

•   Cell Therapeutics

•   Cytokinetics

•   Dendreon

•   Rigel Pharmaceuticals

•   Spectrum Pharmaceuticals

•   Telik

•   Favrille

• Genitope • Genta • Geron • GTx • Hana Biosciences • Keryx Biopharmaceuticals • Micromet • Pharmacyclics • Seattle Genetics • SuperGen • Threshold Pharmaceuticals

In February 2008, Novacea increased the base salary of Mr. Albini by $22,000, to maintain the conformity of his salary within the targeted salary ranges for similar positions among peer companies. Novacea did not increase the base salaries of Mr. Walker during 2008. Mr. Walker’s base salary in 2008 was $500,000 per year. Mr. Walker became chief executive officer of Novacea in September 2007, shortly before discontinuance of the Asentar clinical trials. He had served as interim chief executive officer of Novacea on a part-time basis since December 2006 at a salary of $250,000, and the increase in his base salary reflected his transition to full time status. The base annual salary for 2008 for Mr. Albini was $292,000.

Cash Incentive Bonuses

In connection with the 2008 restructuring and related workforce reduction in which approximately 60% of Novacea employees were terminated, the Novacea compensation committee determined that it was important to retain the named executive officers until such time as a strategic transaction was concluded or the compensation committee determined that the services of the named executive officers were no longer required. In that regard, in May 2008, the compensation committee approved retention bonus payments for each of the named executive officers equal to six months of base salary. The retention bonuses were to become payable upon the occurrence of certain corporate events, provided that the individual named executive officer continued his employment with Novacea through the date of the specific event. Under the terms of the agreements, if the executive was terminated without cause prior to the specified corporate event, but on or after the date Novacea entered into a definitive agreement relating to the corporate event, Novacea would pay the retention bonus to the affected named executive.

In September 2008, Novacea terminated the employment of all executives other than Mr. Walker and Mr. Albini because the continued services of Mr. Walker and Mr. Albini were required to complete the merger with TPI. After the merger, following their termination as executive officers in January 2009, Novacea paid retention bonuses to Mr. Walker and Mr. Albini in the amounts of $250,000 and $146,000, respectively.

In addition to the retention bonuses, Novacea paid performance bonuses in September 2008 to the named executive officers based on achievement of corporate objectives established earlier in the year. The corporate objectives related to obtaining removal of the clinical hold on the Asentar IND, controlling the level of the annual operating cash usage and completing a strategic transaction. These objectives, principally the execution of the agreement for the merger of Novacea and TPI in the third quarter of 2008, were determined to have been met at the 100% level. Bonus targets under the program were based on a percentage of the named executive officer’s base salary. For Mr. Walker, under the terms of his September 2007 employment agreement, the bonus target was established at 50% of his base salary. The bonus target as a percentage of base salary was set at 30% for Mr. Albini. Under this bonus program, Novacea paid bonuses to Messrs. Walker and Albini in the amounts of $250,000 and $87,600, respectively.

Equity Incentives

Other than with respect to Mr. Walker, none of the named executive officers was granted any equity incentives during the Novacea fiscal year ending December 31, 2008. In February 2008, Novacea granted Mr. Walker an option to acquire 60,000 shares of Novacea common stock, at an exercise price of $14.00 per share, and a grant of restricted stock units covering 14,000 shares of Novacea common stock, with all equity amounts above reflecting adjustment for a 1-for-5 reverse stock split implemented in connection with the merger with TPI.

Termination and Change-in-Control Payments

The principal objective of 2008 compensation for the Novacea named executive officers was to retain the named executive officers’ services for as long as Novacea required and to incentivize the executive officers to complete a strategic transaction that the board of directors determined was in the best interests of Novacea and its stockholders.

In September 2007, Novacea entered into an amended and restated employment agreement with Mr. Walker, which was amended again in October 2008. In addition, between April 2006 and November 2007, Novacea entered into severance benefit agreements with the remaining named executive officers, with certain benefits amended subsequently in December 2007, October 2008 and November 2008. Under these agreements, each executive was entitled to certain benefits upon a change-in-control and/or termination of the executive’s employment under circumstances defined in the agreements, which included terminations in connection with the merger with TPI.

Under the terms of these agreements, as a result of the merger with TPI, each executive’s stock awards became immediately vested upon their termination of employment. In addition, as a member of the Company’s Board of Directors, Mr. Walker’s options remain exercisable for a 12-month period following a cessation of board service, except in the case of retirement at the minimum age of 62, in which case the options remain exercisable for an 18-month period. Mr. Albini is permitted to continue to exercise his options for a period of 30 months from his January 30, 2009 date of termination of employment.

In addition, as a result of the merger with TPI and their termination of employment, Messrs. Walker and Albini became entitled to receive a lump sum cash payment equal to the sum of the following:

•	12 months’ of base salary as then in effect;

•	earned but unpaid bonuses for the fiscal year preceding the fiscal year in which the termination occurred;

•	an amount equal to the pro-rated portion of 100% of such executive’s bonus for the fiscal year in which the termination occurred; and

•	an amount equal to 50% of the executive’s target annual bonus for the fiscal year in which the covered termination occurs.

Payments under these change of control and termination benefits are outlined in greater detail in the executive compensation tables set forth below.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE

Daniel K. Turner III, Compensation Committee Chairman
Christopher B. Ehrlich
Camille D. Samuels

Dated: April 22, 2010

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation of the principal executive officer, principal financial officer and each of the next three most highly compensated executive officers of the Company who were serving in those positions as of December 31, 2009, persons who served in the capacity of principal executive officer and principal financial officer of Novacea during 2009 and prior to the merger of Novacea and TPI and one highly compensated former executive of the Company. We refer to this group as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Current officers:
Glenn A. Oclassen	2009	$401,250		$—	$—		$264,411		$—	$10,436	(3)	$676,097
President and Chief Executive Officer	2008	$370,833		$—	$—		$—		$107,625	$2,492	(4)	$480,950
	2007	$325,000		$—	$—		$507,456		$90,000	$2,640	(4)	$925,096

Thomas P. Soloway	2009	$277,000		$—	$—		$123,392		$—	$2,492	(4)	$402,884
Sr. Vice President,	2008	$254,667		$—	$—		$—		$52,480	$2,492	(4)	$309,639
Operations and Chief Financial Officer	2007	$240,000		$—	$—		$162,348		$60,800	$2,640	(4)	$465,788

Nikhilesh N. Singh, Ph.D.	2009	$276,875		$—	$—		$123,392		$—	$5,238	(3)	$405,505
Sr. Vice President and Chief Scientific Officer	2008	$253,917		$—	$—		$—		$52,275	$2,492	(4)	$308,684
	2007	$242,000		$—	$—		$315,640		$61,265	$2,640	(4)	$621,545

Terrence O. Moore	2009	$275,000		$—	$—		$102,827		$—	$31,807	(5)	$409,634
Vice President, Sales and Marketing	2008	$148,958	(6)	$—	$—		$325,650		$30,736	$35,510	(7)	$540,854
	2007	$—		$—	$—		$—		$—	$—		$—

Joseph T. Kennedy	2009	$224,054	(8)	$25,000	$—		$187,230		$—	$129,843	(9)	$566,127
Vice President, General	2008	$—		$—	$—		$—		$—	$—		$—
Counsel, Compliance Officer and Secretary	2007	$—		$—	$—		$—		$—	$—		$—

Former officers:
Susan L. Koppy	2009	$252,089		$—	$—		$58,758		$—	$273,127	(10)	$583,974
Former Vice President, Corporate Development	2008	$145,580		$—	$—		$318,587		$30,214	$1,453	(4)	$495,834
	2007	$—		$—	$—		$—		$—	$—		$—

John P. Walker	2009	$47,127		$—	$519,854	(11)	$466,931	(11)	$—	$946,151	(12)	$1,980,063
Chief Executive Officer	2008	$500,000		$—	$196,000		$526,590		$250,000	$264	(4)	$1,472,854
of Novacea, Inc. through January 30, 2009	2007	$319,391	(13)	$—	$1,044,100		$2,947,456		$193,750	$204,264	(14)	$4,708,961

Edward C. Albini	2009	$26,477		$—	$86,027	(11)	$391,146	(11)	$—	$574,439	(15)	$1,078,089
Vice President and Chief	2008	$292,000		$—	$—		$—		$87,600	$7,764	(16)	$387,364
Financial Officer of Novacea, Inc. through January 30, 2009	2007	$270,000		$—	$338,800		$609,945		$70,000	$7,764	(16)	$1,296,509

(1)	The amounts in this column include payments in respect of accrued vacation, holidays, and sick days.
(2)	The amounts in this column represent the grant date fair value of options awarded during the respective fiscal year computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 14 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated herein by reference.
(3)	Represents life insurance premiums paid by the Company and compensation cost recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with ASC Topic 718 related to participation in the Employee Stock Purchase Plan (“ESPP”).

(4)	Represents life insurance premiums paid by the Company.
(5)	Represents the sum of $25,000 housing allowance, $2,492 in life insurance premiums paid by the Company and $4,315 compensation cost recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with ASC Topic 718 related to participation in the ESPP.
(6)	Represents salary from hire date of June 16, 2008.
(7)	Represents the sum of $12,500 for housing allowance, $21,557 of relocation reimbursement, and $1,453 in life insurance premiums paid by the Company.
(8)	Represents salary from hire date of March 6, 2009.
(9)	Represents the sum of $12,500 for housing allowance, $85,060 of relocation reimbursement, $30,414 reimbursement of taxes owed on taxable relocation reimbursements and $1,869 in life insurance premiums paid by the Company.
(10)	Represents the sum of $265,000 severance, $4,595 vacation payout upon termination, $2,492 in life insurance premiums paid by the Company and $1,040 compensation cost recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with ASC Topic 718 related to participation in the ESPP.
(11)	Represents acceleration of vesting of restricted stock awards and stock options upon the merger in accordance with change-in-control agreements as calculated under ASC Topic 718.
(12)	Represents the sum of $250,000 for a retention payment, $71,151 accumulated vacation payout and $625,000 in termination and change-in-control payments.
(13)	Mr. Walker’s annual salary was $500,000 during 2007 and 2008; however, he worked at 50% of full-time capacity until September 18, 2007. He was elected chief executive officer of Novacea working full-time September 19, 2007. He ceased to be an employee of the Company on January 30, 2009 as part of the merger.
(14)	Represents the sum of Mr. Walker’s one-time sign-on bonus of $150,000 upon election as chief executive officer of Novacea effective September 19, 2007, term life insurance premium of $264 and $54,000 compensation for his services as chairperson of Novacea’s Board prior to his election as chief executive officer.
(15)	Represents the sum of $146,000 retention payment, $41,552 accumulated vacation payout, $51,087 consulting and $335,800 in termination and change–in-control payments.
(16)	Represents $7,500 in matching contributions made by the Company under its 401(k) and term life insurance premiums of $264.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended December 31, 2009. The options granted to the named executive officers were granted under the Amended and Restated 2006 Incentive Award Plan.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value(2)
		Target(1)
Glenn A. Oclassen	2/12/2009	$202,500	90,000		$4.14	$264,411
Thomas P. Soloway	2/12/2009	$98,000	42,000		$4.14	$123,392
Nikhilesh N. Singh, Ph.D.	2/12/2009	$98,000	42,000		$4.14	$123,392
Terrence O. Moore	2/12/2009	$82,500	35,000		$4.14	$102,827
Joseph T. Kennedy	3/12/2009	$82,500	85,000	(3)	$3.10	$187,230
Susan L. Koppy	2/12/2009	$79,500	20,000		$4.14	$58,758

(1)	Represents the target potential payout at 100% under the Company’s annual incentive bonus plan for the year ended December 31, 2009. On January 14, 2010, upon management recommendation and after considering corporate performance against predetermined goals and objectives, most significantly, the failure to achieve FDA marketing approval of Intermezzo®, the Company’s lead product candidate, and after reviewing third-party, peer company data, the Compensation Committee did not approve any cash bonus awards earned in respect of 2009 for the named executives.
(2)	The amounts in this column represent the grant date fair value of options awarded computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 14 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated herein by reference.
(3)	Represents initial option grant made upon initiation of employment.

Transcept Employment and Severance Agreements

The Company has entered into Change of Control and Severance Benefits Agreements with each of the Transcept named executive officers. Each of these agreements provides for the executive officer to remain an at-will employee of the Company, has a term of five years, and also contains provisions that allow for the timing of payments under the agreements to be altered in order to prevent certain adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.

Definitions

“Cause” under these agreements means any one or more of the following:

•	conviction of (or pleading guilty or no contest to) any felony or any crime involving moral turpitude;

•	participation in any material fraud, material act of dishonesty, or other act of intentional and material misconduct against the Company;

•	intentionally damaging or willfully misappropriating any property of the Company that in any case has a material adverse effect on the Company;

•	materially breaching any fiduciary, statutory, or contractual duty owed to the Company;

•	regularly and materially failing to diligently and successfully perform the executive’s duties;

•	failing to cooperate with the Company in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; and

•	being found liable in an SEC action and/or being disqualified by the SEC from serving in an executive role.

“Good Reason” under these agreements means that the executive resigns his or her role with the Company if one of the following has taken place without the executive’s consent, has not been cured within 30 days of the executive providing written notice to the Board of Directors of the Company, and the executive’s resignation is effective within 60 days after expiration of the 30-day cure period:

•	there is a material reduction in the executive’s base annual salary;

•

there is a material change in the executive’s position or responsibilities (including the person or persons to whom the executive has reporting responsibilities) that represents an adverse change from the executive’s position or responsibilities from those in effect at any time within 90 days preceding the change of control; provided, however, that a change of control which results in the subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material reduction in the executive’s level of responsibility;

•	the executive is required to relocate his or her principal place of employment to a facility or location that would increase the executive’s one-way commute distance by more than 35 miles;

•	the Company materially breaches its obligations under any then-effective employment agreement with the executive; and

•	an acquirer, successor or assignee of the Company fails to assume and perform, in any material respect, the obligations of the Company under the employment agreement.

“Change of Control” under these agreements means:

•

a transaction or series of transactions (other than a public offering through a registration statement filed with the SEC) whereby any person or persons directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

•

any period of two consecutive years during which individuals who constitute a majority of the Board of Directors of the Company at the beginning of such two year period, together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

•

the consummation by the Company of a merger, consolidation, reorganization, business combination, sale or disposition of all or substantially all of the Company’s assets in a single transaction or series of related transactions, or the acquisition of assets or stock of another entity, in each case other than in a transaction:

•

which results in the voting securities of the Company outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and

•

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity, not including such persons who prior to consummation of the transaction owned enough securities to represent 50% of the voting securities of the successor entity following consummation of the transaction; or

•	the Company’s stockholders approve a liquidation or dissolution of the Company.

Material Severance Terms Pertaining to Named Executive Officers

Set forth below are descriptions of material severance terms pertaining to our named executive officers other than Susan L. Koppy, whose service to the Company ended in December 2009.

Glenn A. Oclassen

In the event that the Company terminates Mr. Oclassen’s employment without cause or Mr. Oclassen resigns for good reason, in either case within 12 months after a change of control, Mr. Oclassen will receive a single lump sum severance payment equal to two times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Oclassen’s then-outstanding unvested equity awards.

In the event that the Company terminates Mr. Oclassen’s employment without cause other than within 12 months after a change of control, Mr. Oclassen will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans.

Thomas P. Soloway

In the event that the Company terminates Mr. Soloway’s employment without cause or Mr. Soloway resigns for good reason, in either case within 12 months after a change of control, Mr. Soloway will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Soloway and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Soloway’s then-outstanding unvested equity awards.

In the event that the Company terminates Mr. Soloway’s employment without cause other than within 12 months after a change of control, Mr. Soloway will receive a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Soloway and his eligible dependents become covered under similar plans.

Nikhilesh N. Singh

In the event that the Company terminates Dr. Singh’s employment without cause or Dr. Singh resigns for good reason, in either case within 12 months after a change of control, Dr. Singh will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans, and the vesting of 100% of Dr. Singh’s then-outstanding unvested equity awards.

In the event that the Company terminates Dr. Singh’s employment without cause other than within 12 months after a change of control, Dr. Singh will receive a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans.

Terrence O. Moore

In the event that the Company terminates Mr. Moore’s employment without cause or Mr. Moore resigns for good reason, in either case within 12 months after a change of control, Mr. Moore will receive a single lump sum severance payment equal to his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Moore and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Moore’s then-outstanding unvested equity awards.

In the event that the Company terminates Mr. Moore’s employment without cause other than within 12 months after a change of control, Mr. Moore will receive a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Moore and his eligible dependents become covered under similar plans.

Joseph T. Kennedy

In the event that the Company terminates Mr. Kennedy’s employment without cause or Mr. Kennedy resigns for good reason, in either case within 12 months after a change of control, Mr. Kennedy will receive a single lump sum severance payment equal to his then-effective annual salary as well as the remaining unpaid balance of a monthly mortgage allowance, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Kennedy and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Kennedy’s then-outstanding unvested equity awards.

In the event that the Company terminates Mr. Kennedy’s employment without cause other than within 12 months after a change of control, Mr. Kennedy will receive a single lump sum severance payment equal to his then-effective annual salary as well as the remaining unpaid balance of a monthly mortgage allowance and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Kennedy and his eligible dependents become covered under similar plans.

Potential Payments upon Termination

Within Twelve Months After a Change of Control

Based upon a hypothetical termination date of December 31, 2009, assuming that the above-described Change of Control and Severance Benefits Agreements were in place as of such date, and that the named executive officers were terminated without cause or resigned their positions for good reason within 12 months after a change of control of the Company, our named executive officers would have been entitled to the following payments and benefits:

Name	Lump Sum Salary- Based Severance Payment(1)	Other Compensation		Accelerated Vesting of Unvested Equity Awards(2)	Maximum Continued Payment of COBRA Premiums(3)	Total
Glenn A. Oclassen	$810,000	$—		$430,369	$75,862	$1,316,231
Thomas P. Soloway	$420,000	$—		$165,503	$29,636	$615,139
Nikhilesh N. Singh, Ph.D.	$420,000	$—		$238,254	$34,946	$693,200
Terrence O. Moore	$275,000	$—		$232,599	$32,369	$539,968
Joseph T. Kennedy	$275,000	$35,500	(4)	$314,500	$34,928	$659,928

(1)	Represents two times Mr. Oclassen’s annual base salary for fiscal year 2010, 1.5 times Mr. Soloway’s and Dr. Singh’s annual base salaries for fiscal year 2010, and the annual base salary for Messrs. Moore and Kennedy for fiscal year 2010.
(2)	Represents the excess, if any, of $6.80, which was the closing price of our Common Stock on December 31, 2009, over the option exercise price with respect to all unvested options held by each named executive officer as of the date hereof.
(3)	Represents continued payments of monthly health premiums for 18 months for Messrs. Oclassen, Soloway and Kennedy and Dr. Singh, and 12 months for Mr. Moore.
(4)	Represents lump sum payment of unpaid mortgage allowance.

Other Than Within Twelve Months After a Change of Control

Based upon a hypothetical termination date of December 31, 2009, assuming that the above-described employment and severance agreements were in place as of such date, and that the named executive officers were terminated without cause other than within 12 months of a change of control of the Company, our named executive officers would have been entitled to the following payments and benefits:

Name	Lump Sum Salary- Based Severance Payment(1)	Other Compensation		Maximum Continued Payment of COBRA Premiums(2)	Total
Glenn A. Oclassen	$607,500	$—		$75,862	$683,362
Thomas P. Soloway	$280,000	$—		$19,757	$299,757
Nikhilesh N. Singh, Ph.D.	$280,000	$—		$23,297	$303,297
Terrence O. Moore	$275,000	$—		$32,369	$307,369
Joseph T. Kennedy	$275,000	$35,500	(3)	$23,285	$333,785

(1)	Represents 1.5 times Mr. Oclassen’s annual base salary for fiscal year 2010 and the annual base salaries for fiscal year 2010 for each of Mr. Soloway, Dr. Singh, Mr. Moore, and Mr. Kennedy.
(2)	Represents continued payments of monthly health premiums for 18 months for Mr. Oclassen and 12 months for Mr. Soloway, Dr. Singh, Mr. Moore and Mr. Kennedy.
(3)	Represents lump sum payment of unpaid mortgage allowance.

Novacea Employment and Severance Agreements

In connection with the wind-down of Novacea operations and the merger of Novacea and TPI, certain executive officers of Novacea received payments and other benefits pursuant to the terms of their Executive Severance Benefit Agreements, as amended (if applicable). Our named executive officers for purposes of 2009 compensation disclosure include two of these former executive officers of Novacea, Messrs. Walker and Albini. Each of Messrs. Walker and Albini resigned as executive officers of the Company in connection with the January 30, 2009 closing of the merger of Novacea and TPI and became entitled to certain payments as follows:

Name	Lump Sum Salary- Based Retention and Severance Payments		Accelerated Vesting of Unvested Equity Awards(1)	Total
John P. Walker	$875,000	(2)	$141,000	$1,016,000
Edward C. Albini	$481,800	(3)	$15,000	$496,800

(1)	Represents the market price of the shares of the Common Stock underlying the stock award on January 30, 2009, or $4.50, multiplied by the shares vested on the January 30, 2009 date of the merger, or 31,333 and 3,333 for Mr. Walker and Mr. Albini, respectively.
(2)	Represents the sum of a $250,000 retention payment, and $500,000 and $125,000 in termination and change of control payments.
(3)	Represents the sum of $146,000 retention payment, and $292,000 and $43,800 in termination and change of control payments.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning the outstanding option awards held as of December 31, 2009 by each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Glenn A. Oclassen	9,958	—		$0.88	3/15/2016
	39,528	47,870	(1)	$1.77	4/4/2017
	18,750	71,250	(1)	$4.14	2/12/2019

Thomas P. Soloway	66,677	—		$0.88	3/15/2016
	37,193	15,316	(1)	$1.77	4/4/2017
	8,750	33,250	(1)	$4.14	2/12/2019

Nikhilesh N. Singh, Ph.D.	59,599	—		$0.88	3/15/2016
	72,312	29,776	(1)	$1.77	4/4/2017
	8,750	33,250	(1)	$4.14	2/12/2019

Terrence O. Moore	34,451	57,420	(2)	$4.03	7/1/2018
	7,291	27,709	(1)	$4.14	2/12/2019

Joseph T. Kennedy	—	85,000	(2)	$3.10	3/12/2019

Susan L. Koppy	21,774	—	(2)	$7.92	6/11/2011
	3,748	—	(1)	$4.14	6/11/2011

John P. Walker	10,000	—		$32.50	5/9/2016
	10,000	—		$31.05	9/13/2016
	50,000	—		$30.85	12/18/2016
	5,000	—		$29.50	1/17/2017
	60,000	—		$14.00	2/13/2018
	3,666	334	(3)	$4.14	2/12/2019

Edward C. Albini	16,000	—		$6.48	7/30/2011
	5,714	—		$9.63	7/30/2011
	100	—		$32.50	7/30/2011
	10,000	—		$29.50	7/30/2011
	40,000	—		$15.15	7/30/2011

(1)	Vests monthly over four years.
(2)	Subject to four year vesting, 25% after one year and monthly thereafter for the next 36 months.
(3)	Awarded in his capacity as a director of the Company and vests monthly over one year.

Options Exercised and Stock Vested

The following table presents certain information concerning the exercise of options and the vesting of stock awards by each of the named executive officers during the fiscal year ended December 31, 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Glenn A. Oclassen	226,095	$1,959,216	—	$—
John P. Walker	—	$—	31,333	$141,000
Edward C. Albini	—	$—	3,333	$15,000

(1)	The aggregate dollar value realized upon exercise of options represents the difference between the aggregate market price of the shares of Common Stock underlying the option award on the exercise date and the exercise price of the options.
(2)	The aggregate dollar value realized upon the vesting of a stock award represents the aggregate market price of the shares of the Common Stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Potential Payments Upon Termination or Change of Control

For a description of obligations of the Company towards certain of its named executive officers in connection with a change of control, see the description set forth above under the heading “Transcept Employment and Severance Agreements” and “Novacea Employment and Severance Agreements.”

DIRECTOR COMPENSATION

2009 Director Compensation

The following table sets forth, for the year ended December 31, 2009, a summary of compensation for all non-employee directors:

	Fees Earned or Paid in Cash(1)	Option Awards(2)		All Other Compensation		Total
Christopher B. Ehrlich	46,750	$31,593	(3)	$—		$78,343
Thomas D. Kiley	88,000	$31,593	(3)	$4,167	(4)	$123,760
Kathleen D. LaPorte	42,167	$31,593	(3)	$—		$73,760
Jake R. Nunn	39,417	$31,593	(3)	$—		$71,010
G. Kirk Raab	174,167	$63,186	(5)	$12,500	(4)	$249,853
Frederick J. Ruegsegger	63,417	$11,438	(6)	$—		$74,855
Camille D. Samuels	54,500	$11,438	(7)	$—		$65,938
Daniel K. Turner III	48,583	$31,593	(3)	$—		$80,176
John P. Walker	36,667	$11,438	(8)	$—		$48,105

(1)	The amounts in this column represent fees earned or paid in cash by the Company during 2009.
(2)	The amounts in this column represent the grant date fair value of options awarded by the Company during 2009 computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 14 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated herein by reference.
(3)	Messrs. Ehrlich, Kiley, Nunn, and Turner and Ms. LaPorte each had 10,000 options outstanding at December 31, 2009, at an exercise price of $4.50 per share, of which 3,055 were exercisable.
(4)	Represents consulting fees earned pursuant to consulting agreements with TPI prior to the merger with Novacea on January 30, 2009.
(5)	Mr. Raab had 20,000 options outstanding at December 31, 2009, at an exercise price of $4.50 per share, of which 6,111 were exercisable.
(6)	Mr. Ruegsegger had 14,000 options outstanding at December 31, 2009, with exercise prices ranging between $4.14 and $14.00 per share, of which 10,624 were exercisable.
(7)	Ms. Samuels had 21,643 options outstanding at December 31, 2009, with exercise prices ranging between $4.14 and $32.50 per share, of which 20,976 were exercisable.
(8)	Mr. Walker had 139,000 options outstanding at December 31, 2009, with exercise prices ranging between $4.14 and $32.50 per share, of which 138,333 were exercisable.

Director Compensation Plans

The Company reimburses non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. In February 2009, the Board of Directors approved compensation for non-employee directors as follows:

•	$40,000 per year for service as a director;

•	$12,000 per year for service as chairperson of the Audit Committee;

•	$10,000 per year for service as chairperson of the Compensation Committee;

•	$6,000 per year for service as chairperson of the Nominating and Corporate Governance Committee;

•	$6,000 per year for service as a non-chairperson member of the Audit Committee;

•	$5,000 per year for service as a non-chairperson member of the Compensation Committee; and

•	$3,000 per year for service as a non-chairperson member of the Nominating and Corporate Governance Committee.

No director who serves as an employee of the Company receives compensation for services rendered as a director.

In February 2009, the Board of Directors also approved additional annual cash compensation to Messrs. Raab and Kiley of $150,000 and $50,000, respectively, for their anticipated contributions to the Company as Chairman of the Board of Directors and Board advisor to the Company on intellectual property matters respectively.

Pursuant to the Amended and Restated Independent Director Equity Compensation Policy, non-employee directors are granted the following initial and annual, automatic, non-discretionary nonqualified stock options to purchase shares of Common Stock:

•

Each new non-employee director receives an automatic grant for an option to purchase 10,000 shares of Common Stock as of the date he or she first becomes a non-employee director. This option vests in equal monthly installments over three years.

•

A non-employee director who is first appointed Chairman of the Board of Directors also receives an automatic grant of an option to purchase 10,000 shares as of the date he or she becomes Chairman of the Board of Directors. This option vests in equal monthly installments over three years.

•

On the date of the first regularly scheduled Compensation Committee of each year, each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase 4,000 shares of Common Stock, provided that such individual has served as a non-employee director of the Company for at least six months. This option vests in equal monthly installments over 12 months following the date of grant.

•

On the date of the first regularly scheduled Compensation Committee of each year, each non-employee director serving as Chairman of the Board of Directors who continues to serve as Chairman of the Board of Directors on such date also receives an automatic option grant to purchase 1,000 shares of Common Stock, provided that such individual has served as Chairman of the Board of Directors for at least six months. This option vests in equal monthly installments over 12 months following the date of grant.

The exercise price of each option granted to a non-employee director is equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

In February 2010, the Board of Directors approved a one-time grant of stock options to purchase 1,900 shares of Common Stock to each eligible non-employee director under the Amended and Restated Independent Director Equity Compensation Policy, other than Mr. G. Kirk Raab, the Chairman of the Board of Directors. Each such option vests in equal monthly installments over 12 months following the date of grant and was granted at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Also in February 2010, the Board approved a one-time grant of stock options to purchase 17,500 shares of Common Stock to Mr. Raab. Each such option vests in equal monthly installments over 24 months following the date of grant and was granted at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

The Amended and Restated Independent Director Equity Compensation Policy provides that an optionee has a 12-month period following a cessation of board service in which to exercise any outstanding vested options, except in the case of a director’s retirement provided the director has reached the age of 62, in which case the options will be exercisable for an 18-month period following the director’s retirement. Options granted to non-employee directors pursuant to the Amended and Restated Independent Director Equity Compensation Policy and under the 2006 Incentive Award Plan will fully vest and become immediately exercisable upon a change-in-control of the Company. In addition, options held by any director who retires while serving as a member of the board after reaching the age of 62 will fully vest and become immediately exercisable upon such director’s retirement under the Amended and Restated Independent Director Equity Compensation Policy.

RELATED PARTY TRANSACTIONS

AND OTHER MATTERS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee’s charter, the Company’s policy is for the Audit Committee to review and approve all related party transactions. We have not adopted specific standards for approval of these transactions, but instead the Audit Committee reviews each such transaction on a case by case basis.

Transactions with Related Persons

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of its directors and officers, which provide for the advancement of expenses under certain conditions and require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Consulting Agreement Between Transcept and G. Kirk Raab

TPI entered into a consulting agreement with G. Kirk Raab, a director of TPI, on October 20, 2003. As amended on December 1, 2005, the consulting agreement required TPI to pay Mr. Raab $12,500 per month in exchange for certain consulting services. Upon expiration of this agreement in October 2007, TPI entered into a new consulting agreement with Mr. Raab, pursuant to which TPI agreed to continue to pay Mr. Raab $12,500 per month in exchange for continued consulting services. The new agreement terminated upon the consummation of the merger between TPI and Novacea on January 30, 2009. Pursuant to such agreement, TPI paid Mr. Raab $12,500 in consulting fees during the year ended December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based on the Company’s review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that during fiscal 2009, the Company’s executive officers, directors and ten-percent stockholders complied with all other applicable filing requirements.

Other Matters

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed Proxy form may vote the shares in their own discretion.

THE BOARD OF DIRECTORS

Dated: April 26, 2010

Annex A

TRANSCEPT PHARMACEUTICALS, INC.

2006 INCENTIVE AWARD PLAN

Amended and Restated Effective as of the Date of the 2010 Annual Stockholders’ Meeting

ARTICLE 1.

PURPOSE

The purpose of the Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Transcept Pharmaceuticals, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means, unless otherwise defined in any applicable Award Agreement, employment, severance or other applicable agreement with the Participant, at any time after the happening of one or more of the following events, in each case as determined in good faith by the Board:

(a) The Participant’s gross negligence or willful misconduct in the performance of his or her duties to the Company;

(b) The Participant’s repeated or unjustified absence from the Company;

(c) The Participant’s commission of any act of fraud with respect to the Company;

(d) The Participant’s conviction of or plea of guilty or nolo contendere to felony criminal conduct or a crime involving moral turpitude; or

(e) The Participant’s violation of any enforceable noncompetition or confidentiality agreement that the Participant has entered into with the Company.

2.5 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.5(a) or Section 2.5(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.5(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, with respect to any Awards subject to Section 409A of the Code, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the committee of the Board described in Article 13.

2.8 “Common Stock” means the common stock of the Company, par value $0.001 per share.

2.9 “Constructive Termination” means,

(a) With respect to Awards granted prior to the 2010 annual stockholders’ meeting, unless otherwise defined in any applicable Award Agreement, employment, severance or other applicable agreement with the Participant, the Participant’s voluntary resignation following (i) any reduction in the Participant’s level of base salary, or (ii) a relocation of the Participant’s principal place of employment by more than fifty (50) miles (other than reasonable business travel required as part of the job duties associated with the Participant’s position), provided, and only in the event that, such change, reduction or relocation is effected by the Company without cause and without the Participant’s consent.

(b) With respect to Awards granted on or following the 2010 annual stockholders’ meeting, unless otherwise defined in any applicable Award Agreement, employment, severance or other applicable agreement with the Participant, the Participant’s voluntary resignation following one of the following actions being taken without the Participant’s express written consent:

(i) a material reduction in the Participant’s base salary or wages from the base salary or wages in effect immediately preceding the Change in Control;

(ii) a material change in Participant’s position or responsibilities (including the person or persons to whom Participant has reporting responsibilities) that represents an adverse change from Participant’s position or responsibilities from those in effect at any time within ninety (90) days preceding the date of the Change of Control or at any time thereafter; provided, however, that a Change of Control which results in the subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material reduction in Participant’s level of responsibility;

(iii) Participant is required to relocate Participant’s principal place of employment to a facility or location that would increase Participant’s one way commute distance by more than thirty-five (35) miles; or

(iv) The Company (or any successor thereto) materially breaches its obligations under any then-effective employment, change of control or severance agreement with Participant;

provided, however that such resignation shall only constitute a Constructive Termination hereunder if (A) Participant provides written notice to the Company’s Board within the thirty (30) day period immediately following such action; (B) such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (C) Participant’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period. The termination of Participant’s employment as a result of Participant’s death or disability will not be deemed to be a Constructive Termination.

2.10 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.11 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.12 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.13 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.14 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends (including cash dividends) paid on Stock.

2.15 “Effective Date” shall have the meaning set forth in Section 14.1.

2.16 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.17 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.18 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Stock, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a member of the Board who is not an Employee of the Company.

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 8.7, but which is subject to the terms and conditions set forth in Article 9.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.7.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Financial Performance Goals may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted when established (or modified pursuant to the preceding sentence) to exclude any items otherwise includable under GAAP or under IASB Principles.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan, as it may be amended from time to time.

2.35 “Prior Plan” means the Novacea, Inc. 2001 Stock Option Plan in effect immediately prior to the Effective Date, as such plan may be amended from time to time.

2.36 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.38 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.39 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.40 “Stock” means the Common Stock, and such other securities of the Company that may be substituted for the Common Stock pursuant to Article 12.

2.41 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.42 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4.

2.43 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 12 and Section 3.1(b) hereof, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) 2,402,474 shares and (ii) any shares of Stock which as of the Effective Date are available for issuance under the Prior Plan and which following the Effective Date are not issued under the Prior Plan (including Shares that are subject to stock options outstanding under the Prior Plan that expire, are cancelled or otherwise terminate unexercised, or Shares that otherwise would have reverted to the share reserve of the Prior Plan following the Effective Date). In addition, subject to Article 11, the aggregate number of shares of Stock available for issuance under the Plan shall automatically increase each year during the remaining term of the Plan on the first day of the Company’s fiscal year by a number equal to the lesser of (i) five percent (5%) of the total number of shares of Stock outstanding on the last day of the immediately preceding Company fiscal year and (ii) 1,500,000 shares of Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any fiscal year to provide that there shall be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year shall be a lesser number of shares of Stock than would otherwise occur pursuant to the preceding sentence. Anything to the contrary herein notwithstanding, the maximum aggregate number of shares of Stock that may be issued or transferred pursuant to Incentive Stock Options under the Plan during the term of the Plan shall not exceed 25,000,000 shares, subject to Article 11.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b) hereof, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year (measured from the date of any grant) shall be 2,000,000 shares of Stock.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee and specified in the Award Agreement.

(b) Each Stock Appreciation Right granted hereunder shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Non-Qualified Stock Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Section 11.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Performance Bonus Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.8 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.

8.9 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.11 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.12 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

INDEPENDENT DIRECTOR AWARDS

10.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Common Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 11.

PROVISIONS APPLICABLE TO AWARDS

11.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

11.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

11.4 Beneficiaries. Notwithstanding Section 11.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the

Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

11.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.6 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 12.

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

(d) The adjustment contemplated by Section 12.2(c) hereof shall not apply, and instead Section 12.2(a) hereof shall apply to, any Option outstanding as of the date that Section 12.2(c) became effective to the extent that application of Section 12.2(c) to such Option would (A) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (B) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.

12.2 Acceleration Upon a Change in Control. Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs, then immediately prior to the Change in Control a Participant’s Awards shall vest and become immediately exercisable and forfeiture restrictions on such Awards shall immediately lapse with respect to fifty percent (50%) of the shares of Stock subject to the Award that are unvested as of the date that the vesting and exercisability of the Awards is accelerated in accordance with this sentence, and the Award shall thereafter vest and become exercisable and forfeiture restrictions on such Awards shall lapse with respect to the shares that remain unvested as of such date in equal monthly installments during the remaining original vesting term of the Award; provided, however, that, anything to the contrary in the foregoing notwithstanding, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully vested and immediately exercisable and all forfeiture restrictions on such Awards shall immediately lapse. In addition, except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, in the event of a Change in Control, if, during the period commencing on the first (1st) day of the calendar month immediately preceding the calendar month in which the Change in Control occurs and ending on the last day of the thirteenth (13th) calendar month following the calendar month in which the Change in Control occurs, the Participant’s employment with or service to the Company (or any successor) terminates due to an involuntary termination thereof by the Company (or any successor) for any reason other than for Cause, death or disability or due to a Constructive Termination, then the Awards held by the Participant shall fully vest and become immediately exercisable and all forfeiture restrictions on such Awards shall immediately lapse as of the date of such termination of the Participant’s employment or service. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise 100% of such Awards or otherwise accelerate the vesting of the Awards 100% (including all otherwise unvested Awards) during a period of time as the Committee, in its sole and absolute discretion, shall determine, but in no event later than the termination date of such Awards. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

12.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13.

ADMINISTRATION

13.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. The Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the NASDAQ rules (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 14.

EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date. The amended and restated Plan shall become effective on the date of the Company’s annual stockholders meeting in 2010 (the “2010 Effective Date”).

14.2 Expiration Date. The Plan shall expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the 2010 Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (i) the date the amended and restated Plan is approved by the Board or (ii) the 2010 Effective Date. Any Awards that are outstanding on the tenth anniversary of the 2010 Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination. Subject to Section 16.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options or Stock Appreciation Rights with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option or a Stock Appreciation Right beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 12, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16.

GENERAL PROVISIONS

16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the minimum sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

16.14 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, and any ambiguities herein will be interpreted to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this Plan by reason of a Participant’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Further, if Employee is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A of the Code on the date of termination of employment (other than a termination of employment due to death), then the Awards payable to Employee, if any, under Section 12.2, that are considered deferred compensation under Section 409A of the Code (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of termination of employment, when they shall be paid in full arrears. Notwithstanding anything herein to the contrary, if a Participant dies following employment termination but prior to the six (6) month anniversary of employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

16.15 Section 280G. In the event that the severance and other benefits provided for in Section 12.2 hereof or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 16.15, would be subject to the excise tax imposed by Section 4999 of the Code, then Participant’s benefits under this Section 12.2 hereof shall be payable either

(a) in full, or

(b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 16.15 shall be made in writing by an independent national accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 16.15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 16.15. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 16.15. Any necessary reductions shall be implemented by reduction of payments to Participant in the following order: (1) cancellation of accelerated vesting of equity awards other than Options and Stock Appreciation Rights; (2) cancellation of accelerated vesting of Options and Stock Appreciation Rights. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Participant’s equity awards.

ANNUAL MEETING OF STOCKHOLDERS OF

TRANSCEPT PHARMACEUTICALS, INC.

June 2, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://ir.transcept.com/annual-proxy.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20430000030000000000 2 060210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES: CLASS I

Christopher B. Ehrlich Kathleen D. LaPorte Camille D. Samuels Frederick J. Ruegsegger

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To approve the Amended and Restated 2006 Incentive Award Plan.

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS I DIRECTORS; (2) FOR THE APPROVAL OF THE AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN; AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TRANSCEPT PHARMACEUTICALS, INC.

PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Transcept Pharmaceuticals, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Stockholders and Proxy Statement each dated April 26, 2010 and hereby appoints Joseph T. Kennedy and Thomas P. Soloway, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2010 Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc. to be held on June 2, 2010 at 9:00 a.m. PDT at 501 Canal Street, Suite E, Point Richmond, California 94804 and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

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